Exhibit 10.1

Execution Version

STOCK PURCHASE AGREEMENT

by and between

GREATBATCH LTD.

as Seller

and

ULTRALIFE CORPORATION

as Buyer

dated as of

September 27, 2024

TABLE OF CONTENTS

i

DISCLOSURE SCHEDULES

Section 1.01(b)	Permitted Encumbrances
Section 4.02	Jurisdictions
Section 4.05	Consents and Approvals
Section 4.06	Financial Information
Section 4.07	Absence of Certain Changes
Section 4.08	Undisclosed Liabilities
Section 4.09	Material Contracts
Section 4.10(a)	Excepted Material Properties and Assets
Section 4.10(b)	Real Property
Section 4.10(c)	Owned Real Property
Section 4.11(a)	Company Intellectual Property
Section 4.11(c)	Company IP Agreements
Section 4.13(a)	Material Customers
Section 4.13(b)	Material Suppliers
Section 4.15	Material Insurance Policies
Section 4.16(a)	Material Actions
Section 4.17(a)	Compliance with Laws
Section 4.17(b)	Permits
Section 4.18(a)	Compliance with Environmental Laws
Section 4.18(b)	Environmental Permits
Section 4.18(e)	Hazardous Materials
Section 4.18(f)	Environmental Reports
Section 4.19(a)	Benefit Plans
Section 4.19(d)	Post-Termination Benefit Plans
Section 4.19(e)	Change in Control Payments
Section 4.20(a)	Employees, Independent Contractors and Consultants
Section 4.21	Taxes
Section 4.24	Affiliated Transactions
Section 6.01	Permitted Actions
Section 6.04	Required Notices
Section 9.01(i)	Required Releases

ANNEXES AND EXHIBITS

Exhibit A	Assignment and Assumption Agreement
Exhibit B	Closing Working Capital Determination Standards
Exhibit C	Knowledge Persons
Exhibit D	Supply Agreement
Exhibit E	Transition Services Agreement
Exhibit F	Definition of Litigation Claim

v

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 27, 2024 (the “date hereof” or the “date of this Agreement”), is entered into by and between ULTRALIFE CORPORATION, a Delaware Corporation with its principal offices at 2000 Technology Parkway, Newark, New York 14513 (“Buyer”) and GREATBATCH LTD., a New York corporation with its principal offices at 10000 Wehrle Drive, Clarence, New York 14031 (“Seller” together with Buyer, the “Parties” and each a “Party”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding shares of common stock (the “Shares”) of Electrochem Solutions, Inc., a Massachusetts corporation (the “Company”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I: “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or Buyer’s Affiliate) relating to any (a) acquisition (whether in a single transaction or a series of related transactions) of the assets of the Company (excluding sales of assets in the ordinary course of business) equal to fifty-one percent (51%) or more of the value of the assets of the Company or to which fifty-one percent (51%) or more of the revenues or earnings of the Company are attributable, (b) acquisition (whether in a single transaction or a series of related transactions) of fifty-one percent (51%) or more of the equity securities of the Company, or (c) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction with respect to the Company or the assets of the Company with a value set forth in clause (a) of this definition; in each case, other than the transactions contemplated by this Agreement.

“Action” means any action, arbitration, mediation, suit, litigation, or other formal proceeding (in each case, whether judicial, administrative, civil or criminal), in law or in equity or before any Governmental Authority or arbitrator.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Documents” means the Transition Services Agreement, the Supply Agreement, the Assignment and Assumption Agreement, and the other agreements, instruments, and documents delivered by Seller pursuant to Section 9.01 or Buyer pursuant to Section 9.02.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement in the form set forth on Exhibit A hereto.

“Balance Sheet” has the meaning set forth in Section 4.06.

“Balance Sheet Date” has the meaning set forth in Section 4.06.

“Base Price” means Fifty Million U.S. Dollars ($50,000,000).

“Benefit Plan” shall mean any “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to ERISA and any other material plan, agreement, policy, or arrangement providing bonuses, commissions, or other incentive compensation, severance, retention, change in control, deferred compensation, equity compensation, health, medical, life insurance, paid sick leave, vacation or other paid time off that is maintained or contributed to by the Company or Seller for the benefit of any current or former employee of the Company.

“Business” means the business of developing, designing, manufacturing, marketing, selling and distributing primary lithium battery cells, customized battery packs and fastcap ultracapacitor battery cells and battery packs for use in non-medical markets. For the avoidance of doubt, the Business does not include Seller and its Affiliates’ ongoing business involving the development, design, manufacture, marketing, sale or distribution of batteries and battery packs for use in medical markets or for medical device or implantable applications.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or permitted to be closed for business.

“Buyer” has the meaning set forth in the Preamble.

“Buyer 401(k) Plan” has the meaning set forth in Section 6.14(c).

“Buyer Benefit Plans” has the meaning set forth in Section 6.12.

“Buyer Indemnitees” has the meaning set forth in Section 11.02.

“Buyer’s Section 125 Plan” has the meaning set forth in Section 6.14(e).

“Buyer Tax Group” has the meaning set forth in Section 7.09.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. No. 116-136), together with all rules and regulations issued by any Governmental Authority with respect thereto.

“Cash” means the cash and cash equivalents (including marketable securities and liquid investments and security and similar deposits) of the Company, as determined in accordance with the accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments, and valuation and estimation methodologies, used in the preparation of the Balance Sheet, provided, that “Cash” shall be calculated net of issued but uncleared checks, wire transfers and drafts, and shall include all uncleared checks, wire transfers and drafts deposited or pending deposit for the account of the Company.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.04(a).

“Closing Cash” means the aggregate amount of Cash held by the Company as of the Effective Time.

“Closing Date” has the meaning set forth in Section 2.04(a).

“Closing Date Payment” has the meaning set forth in Section 2.03(a).

“Closing Working Capital” means Total Current Assets minus Total Current Liabilities as of the Effective Time, without giving effect to the Closing, as determined in accordance with the Closing Working Capital Determination Standard; provided further, that Closing Working Capital shall not include, and shall be calculated without taking into account the effect of any (a) Seller Transaction Expenses, (b) Cash, (c) deferred Tax assets or deferred Tax Liabilities, or (d) Company Indebtedness.

“Closing Working Capital Determination Standard” means the accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments, and valuation and estimation methodologies used in the preparation of the Balance Sheet or, to the extent different from those used in the preparation of the Balance Sheet, as specified on Exhibit B (for the avoidance of doubt, to the extent that there is any conflict between the accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments, and valuation and estimation methodologies used in the preparation of the Balance Sheet or as specified on Exhibit B, those specified on Exhibit B shall control), and, in each case, as illustrated on Exhibit B hereto.

“Closing Working Capital Deficiency” means the amount (if any), expressed as an absolute value, by which Closing Working Capital, as finally determined pursuant to Section 2.03(c)(i), is less than Estimated Closing Working Capital.

“Closing Working Capital Surplus” means the amount (if any) by which Closing Working Capital, as finally determined pursuant to Section 2.03(c)(i), is greater than Estimated Closing Working Capital.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Combined Tax Return” has the meaning set forth in Section 7.01(b)(i).

“Common Stock” has the meaning set forth in Section 4.03.

“Company” has the meaning set forth in the Preamble.

“Company Indebtedness” means the aggregate amount of all Indebtedness of the Company outstanding as of the Effective Time.

“Confidentiality Agreement” has the meaning set forth in Section 6.02.

“Continuing Employee” means each employee of the Company who is employed by the Company immediately before the Closing and who is employed by the Company, Buyer or Buyer’s Affiliate immediately following the Closing.

“Contract” means any legally binding written agreement, contract, subcontract, settlement agreement, lease, instrument, note, license, sublicense, insurance policy or legally binding written commitment, arrangement, obligation or undertaking of any nature (including all amendments, extensions, renewals or supplements to any of the foregoing).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Direct Claim” has the meaning set forth in Section 11.05(c).

“Disclosure Schedule” means the Disclosure Schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Effective Time” has the meaning set forth in Section 2.04.

“Encumbrance” means any charge, pledge, lien (statutory or other), security interest, mortgage, easement, encroachment, right of way, or right of first refusal (including any agreement to give any of the foregoing), whether arising by contract or by operation of law and whether voluntary or involuntary.

“Enforceability Exceptions” means the effect on enforceability of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and of general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence of, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act of 1910, as amended, 7 U.S.C. §§ 136 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§ 2701 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or written notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Estimated Indebtedness” has the meaning set forth in Section 2.03(b)(ii).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.03(b).

“Estimated Closing Working Capital Deficiency” means the amount, if any, by which Estimated Closing Working Capital is less than Target Working Capital.

“Estimated Closing Working Capital Surplus” means the amount, if any, by which Estimated Closing Working Capital is greater than Target Working Capital.

“Estimated Seller Transaction Expenses” has the meaning set forth in Section 2.03(b)(iv).

“Final Closing Statement” has the meaning set forth in Section 2.03(c)(i).

“Financial Information” has the meaning set forth in Section 4.06.

“Fundamental Representations” has the meaning set forth in Section 11.01.

“Fraud” means a claim against a Party hereto based on common law fraud arising directly from a knowing and intentional misrepresentation of a material fact with respect to the making of a representation or warranty, as qualified by the Disclosure Schedule, set forth in ARTICLE III, ARTICLE IV or ARTICLE V of this Agreement, committed by such Party in the making of such representation or warranty (and, for the avoidance of doubt, excluding any such claim based on constructive knowledge or negligent misrepresentation or similar theory under applicable tort laws or based on equitable principles).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, any agency or instrumentality of such government or political subdivision thereof, any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law) or any arbitrator, arbitration panel, administrative agency, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, assessment, legally enforceable written determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls and per- and poly- fluoroalkyl substances (“PFAS”).

“Indebtedness” means, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by notes, bonds, debentures, mortgage or other instruments, (c) all obligations under any debt security, interest rate, currency or other hedging or swap, derivative obligation or other similar arrangement, (d) all reimbursement obligations under letters of credit (only to the extent drawn) or similar facilities, (e) all guarantees, including guarantees of any items set forth in clauses (a) through (d), and (f) all outstanding prepayment premiums, if any, and accrued interest, fees and expenses related to any of the items set forth in clauses (a) through (e).

“Indemnified D&O” has the meaning set forth in Section 6.10.

“Indemnified Party” has the meaning set forth in Section 11.05.

“Indemnifying Party” has the meaning set forth in Section 11.05.

“Independent Accountant” means the Buffalo, New York office of Cohen & Company or, if the Independent Accountant is unable or unwilling to serve in such capacity or is no longer independent of Seller and Buyer as of such date, such other regionally recognized independent public accounting firm as shall be agreed upon in writing by Seller and Buyer.

“Intellectual Property” means any and all rights in, arising out of or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in- part, substitutions, reissues, reexaminations, extensions or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (g) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (h) rights of publicity; and (i) all other intellectual or industrial property and proprietary rights.

“Interim Balance Sheet” has the meaning set forth in Section 4.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.06.

“IRS” means the Internal Revenue Service.

“IT Systems” means software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) used by the Company in the conduct of the Business.

“Knowledge of Seller”, “Seller’s Knowledge” or any other similar knowledge qualification of Seller or the Company, means the actual or constructive knowledge of the persons listed on Exhibit C.

“Law” means any statute, code, ordinance, rule, Governmental Order, regulation, constitution, treaty, convention or legally binding requirement of any Governmental Authority.

“Liabilities” means with respect to any Person, any liability of such Person of any kind, whether absolute or contingent, known or unknown, accrued or unaccrued, asserted or unasserted, matured or un-matured, fixed, disputed, liquidated or executory, in each case to the extent required to be recorded or reflected on a balance sheet prepared in accordance with GAAP.

“Litigation Claim” has the meaning specified on Exhibit F.

“Losses” means any and all damages, losses, awards, Taxes, Liabilities, encumbrances, penalties, demands, assessments, settlements, judgments, including reasonable legal fees directly related to the foregoing, in each case to the extent actually incurred by a Party; provided that notwithstanding anything to the contrary elsewhere in this Agreement or provided for under any Law, neither Party shall, in any event, be liable to any other Person, either in contract, tort or otherwise, for any special, indirect, consequential, exemplary or punitive Losses or any Losses associated with any lost profits or business interruption or lost opportunities of such other Person, including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof, including Losses calculated on a multiple of lost earnings or similar methods, whether based on statute, contract, tort or other legal theory, and whether or not the possibility of such Losses has been disclosed to the other Party in advance or could have been reasonably foreseen by such other Party, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition or change that is, or would reasonably expected to become, individually or in the aggregate, materially adverse to the business, results of operations or financial condition of the Company taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination with any other change or effect, to constitute, and no change or effect arising from or attributable or relating to any of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) the execution, delivery, public announcement, pendency or occurrence of this Agreement, any Ancillary Document or any of the transactions contemplated hereby or thereby or any actions taken in connection and in compliance herewith, including the impact thereof on the relationships of the Company with customers, suppliers, consultants, employees or independent contractors or other third parties with whom the Company has any relationship; (ii) conditions affecting the industries in which the Company operates or participates, the U.S. economy or financial markets or any foreign markets or any foreign economy or financial markets in any location where the Company operates, including changes in interest rates; (iii) compliance by Seller with the terms of, or the taking of any action by the Company or Seller required by, this Agreement, or otherwise taken with the consent of Buyer in writing; (iv) any breach by Buyer of this Agreement or the Confidentiality Agreement; (v) the taking of any action by Buyer or any of Buyer’s Affiliates (other than to enforce their rights under this Agreement); (vi) any change in GAAP, accounting standards or applicable Laws (or interpretation thereof); (vii) any acts of war, terrorism or military action or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, national or international political, general economic, social conditions or changes in the financial or capital markets (including any disruption thereof and any decline in the price of any security or any market index); (viii) any action required to be taken under applicable Laws; (ix) any acts of God, calamities, earthquakes, floods, hurricanes, tornadoes, natural disasters or epidemics, pandemics, disease outbreaks or other public health emergencies (including COVID- 19) or the effects thereof, including the imposition by a Governmental Authority of any travel restrictions, quarantine measures or other closures or supply chain blockages or restrictions; (x) any action taken, or failure to take any action, in each case to which Buyer has consented in writing; (xi) any failure, in and of itself, by the Company to meet any projections, forecasts, or revenue or earnings predictions for any period (it being understood that the facts and circumstances giving rise or contributing to such failure may be taken into account in determining whether there has been a Material Adverse Effect); or (xii) any existing event, occurrence or circumstance with respect to which Buyer has knowledge as of the date hereof; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (ii), (vi), (vii) and (ix) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Material Contracts” has the meaning set forth in Section 4.09(a).

“Material Customers” has the meaning set forth in Section 4.13(a).

“Material Suppliers” has the meaning set forth in Section 4.13(b).

“Material Insurance Policies” has the meaning set forth in Section 4.15.

“Objection Period” has the meaning set forth in Section 2.03(c)(ii).

“Owned Real Property” has the meaning set forth in Section 4.10(b).

“Party” or “Parties” shall mean those entities identified in the first paragraph of the Preamble.

“Payoff Indebtedness” means all Company Indebtedness to be paid at Closing.

“Permits” means all permits, licenses, franchises, approvals, registrations, certificates, authorizations and similar rights obtained or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due and payable or being contested in good faith through appropriate proceedings for which adequate reserves are maintained in accordance with GAAP, (b) statutory Encumbrances of landlords, (c) Encumbrances of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business and not yet delinquent or due or payable or are being contested in good faith through appropriate proceedings and which have been accurately reflected on the Balance Sheet and which are not, individually or in the aggregate, material to the business of the Company, (d) immaterial Encumbrances that do not adversely affect the use or value of the asset(s) subject thereto, (e) those other Encumbrances listed on Section 1.01(b) of the Disclosure Schedule, (f) with respect to Real Property, zoning, entitlement, subdivision laws and regulations by any Governmental Authority, (g) with respect to Real Property, reservations, restrictions, easements, limitations, conditions and any other Encumbrances of public record, that do not adversely affect the use or value of the Real Property in any material respect, (h) with respect to leasehold interests in Real Property, mortgages and other Encumbrances incurred created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased Real Property which are of record and provided the holders of any such mortgages or other Encumbrances recognize the lease and tenants’ rights within such leases, (i) non-exclusive licenses to Intellectual Property granted in the ordinary course of business and covenants contained in licenses to Intellectual Property granted in the ordinary course of business; and (j) Encumbrances that will be terminated or released at the Closing in connection with the repayment of Company Indebtedness at the Closing.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on the Closing Date.

“Privileged Communications” has the meaning set forth in Section 12.11.

“Purchase Price” has the meaning set forth in Section 2.02.

“Real Property” means land, together with all buildings, structures, improvements and fixtures located thereon and easements and other rights and interests appurtenant thereto.

“Related Party” means any present officer, director, or shareholder of the Company or any Affiliate of the Company.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Relevant Date” means the date that is five (5) years preceding the date hereof.

“Representative” means, with respect to any Person, any and all directors, managers or other members of such Person’s governing body, officers, employees, agents, advisors, Affiliates and representatives (including attorneys, accountants, consultants, bankers, and financial advisors).

“Restricted Business” means the Business as conducted by the Company as of the Closing Date; provided, however, Restricted Business does not include Seller and its Affiliates’ ongoing business involving the development, design, manufacture, marketing, sale or distribution of batteries and battery packs for use in medical markets or for medical or other implantable applications.

“Restricted Business Line Sale” has the meaning set forth in Section 6.11(a).

“Restricted Period” has the meaning set forth in Section 6.11(a).

“RWI Policy” means the buyer-side representation and warranty insurance policy to be obtained by Buyer on terms and conditions reasonably satisfactory to Buyer and Seller.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnitees” has the meaning set forth in Section 11.03.

“Seller Names and Marks” has the meaning set forth in Section 6.13.

“Seller Released Parties” has the meaning set forth in Section 12.10.

“Seller’s Section 125 Plan” has the meaning set forth in Section 6.14(e).

“Seller Transaction Expenses” means: (a) the fees and disbursements payable to investment bankers, brokers, financial advisors and finders engaged by the Company or Seller, if any; (b) the fees and disbursements payable to Hodgson Russ LLP, legal counsel to the Company and Seller; (c) any change-in-control payments, retention bonus or similar compensatory amounts payable, or that become payable, by the Company solely as a direct result of the consummation of the transactions contemplated hereby to any employee, officer, director, service provider or Affiliate of the Company, together with the employer portion of any payroll, social security, unemployment or similar Taxes related to the payment of any such amounts; (d) Seller’s portion of the RWI Policy premium costs in the amount of $80,000; and (e) all other fees, disbursements, reimbursements, expenses or costs, in each case incurred by the Company or Seller and payable by the Company in connection with the negotiation, preparation, and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, but only to the extent any of the items set forth in clauses (a) through (e) above have not been paid prior to the Closing Date and remain unpaid obligations of the Company as of the Effective Time. “Seller Transaction Expenses” do not include any fees or expenses to the extent incurred by or at the express written direction of Buyer or any other Liabilities or obligations incurred or arranged by or on behalf of Buyer or Buyer’s Affiliates in connection with the transactions contemplated hereby, provided that Buyer or Buyer’s Affiliates have provided express written direction to do so.

“Separate Tax Return” has the meaning set forth in Section 7.01(b)(i).

“Shares” has the meaning set forth in the Recitals.

Date.

“Straddle Period” means any Tax period that includes (but does not end on) the Closing

“Subsidiary” of a Person means a corporation, partnership, limited liability company or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Supply Agreement” means a Supply Agreement in the form set forth on Exhibit D hereto.

“Target Working Capital” means $15,000,000. The Parties acknowledge and agree that Target Working Capital was established using the Closing Working Capital Determination Standard.

“Taunton Lease” means that certain Lease Agreement, by and between MA Industrial Taunton LLC, as landlord, and the Company, dated March 21, 2016, as amended.

“Tax Claim” has the meaning set forth in Section 7.04(a).

“Tax Reduction” has the meaning set forth in Section 7.09.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, and foreign taxes, including taxes based upon or measured by income, gross receipts, sales, use, escheat, ad valorem, value added, transfer, franchise, profits, withholding, payroll, employment, unemployment, severance, social security (or similar), environmental, registration, capital stock, estimated, excise, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, alternative or add-on minimum, customs, duties or other taxes, fees, assessments or charges of like kind, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Territory” means anywhere in the world that the Company conducts the Business as of the Closing Date.

“Third Party Claim” has the meaning set forth in Section 11.05(a).

“Total Current Assets” means the total current assets of the Company determined based upon the line items for current assets set forth on Exhibit B and calculated in accordance with the Closing Working Capital Determination Standard.

“Total Current Liabilities” means the total current liabilities of the Company determined based upon the line items for current liabilities set forth on Exhibit B and calculated in accordance with the Closing Working Capital Determination Standard.

“Transaction Tax Deductions” means any income Tax deduction, loss, credit or similar item relating to (i) Seller Transaction Expenses (including any amounts that would have been characterized as Seller Transaction Expenses except for the fact that such expenses were paid prior to Closing), (ii) any fees, costs, or expenses (including prepayment penalties or fees, unamortized fees, and deferred financing costs) incurred or paid by Seller or the Company in connection with or associated with the payment or satisfaction of any Indebtedness, and (iii) without duplication of foregoing clauses (i) and (ii), any other fees, costs, expenses, or amounts accrued or paid by Seller or the Company with respect to the consummation of the transactions contemplated by this Agreement.

“Transfer Taxes” means all sales (including bulk sales), use, transfer, real estate property transfer, recording, value added, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp, deed or similar Taxes and fees arising out of, incurred in connection with or attributable to the transactions effectuated pursuant to this Agreement, including any interest or penalties in respect thereof.

“Transferred Account Balances” has the meaning set forth in Section 6.14(e).

“Transition Services Agreement” means a Transition Services Agreement substantially in the form set forth on Exhibit E hereto.

“Treasury Regulations” means the regulations promulgated under the Code.

ARTICLE II

PURCHASE AND SALE

Section 2.01. Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will purchase from Seller, and Seller will sell to Buyer, free and clear of all Encumbrances (other than Permitted Encumbrances and any restrictions that may, following the Closing, be applicable on any subsequent transfer of the Shares by Buyer under applicable securities Laws), all of the Shares.

Section 2.02. Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, Buyer shall pay to Seller, as the purchase price for the Shares, an aggregate amount equal to Base Price, plus Closing Cash, plus Closing Working Capital Surplus (if any), minus Company Indebtedness, minus Seller Transaction Expenses, minus Closing Working Capital Deficiency (if any) (as adjusted pursuant to Section 2.03, the “Purchase Price”).

Section 2.03. Closing Date Payment; Purchase Price Adjustments.

(a)    Closing Date Payment. At the Closing, Buyer shall pay to Seller the amount in cash calculated as follows (the “Closing Date Payment”): (i) Base Price, plus (ii) Estimated Closing Working Capital Surplus (if any), plus (iii) Estimated Closing Cash, minus (iv) Estimated Indebtedness, minus (v) Estimated Seller Transaction Expenses, minus (vi) Estimated Closing Working Capital Deficiency (if any). In addition, at the Closing Buyer will pay, on Seller’s behalf, Estimated Indebtedness and Estimated Seller Transaction Expenses in accordance with Section 2.04(b)(i).

(b)    Initial Closing Statement. At least three (3) Business Day before the Closing Date, Seller will prepare (or cause to be prepared) and deliver to Buyer a written statement (the “Initial Closing Statement”) of the Company setting forth the following estimates by Seller, each as of the Effective Time:

(i)    Closing Working Capital (“Estimated Closing Working Capital”), and any Estimated Closing Working Capital Surplus or Estimated Closing Working Capital Deficiency, as the case may be, prepared in accordance with Closing Working Capital Determination Standard;

(ii)   Company Indebtedness (“Estimated Indebtedness”);

(iii)  Closing Cash (“Estimated Closing Cash”);

(iv)   Seller Transaction Expenses (“Estimated Seller Transaction Expenses”); and

(v)    the resulting Closing Date Payment based on the foregoing estimates, together with reasonable back-up information and documents used for the determination of the estimated amounts.

The Initial Closing Statement will be subject to reasonable review and comment by Buyer; provided, that Seller’s good faith determination thereof shall in all events control. The Initial Closing Statement, when delivered to Buyer, shall be deemed the definitive calculation of the Closing Date Payment.

(c)    Final Closing Statement; Post-Closing Adjustment.

(i)    As promptly as practicable, but no later than sixty (60) days following the Closing Date, Buyer shall (A) prepare and deliver to Seller a statement (the “Final Closing Statement”) setting forth in reasonable detail (x) Buyer’s calculation, in each case as of the Effective Time, of Company Indebtedness, Closing Cash, Seller Transaction Expenses, and Closing Working Capital, and (y) Buyer’s proposed Closing Working Capital Deficiency (if any) or proposed Closing Working Capital Surplus (if any), and (B) deliver to Seller a certificate of Buyer executed on its behalf by its Chief Financial Officer confirming that the Final Closing Statement was properly prepared in good faith and in accordance with the Closing Working Capital Determination Standard. The Final Closing Statement will entirely disregard (i) any and all purchase accounting effects on the assets or liabilities of the Company as a result of the transactions contemplated hereby or of any financing or refinancing arrangements entered into at any time by Buyer or any other transaction entered into by Buyer in connection with the consummation of the transactions contemplated hereby (except to the extent set forth in the definitions of the terms Closing Working Capital, Closing Cash, Company Indebtedness and Seller Transaction Expenses), and (ii) any of the plans, transactions or changes which Buyer intends to initiate or make or cause to be initiated or made after the Closing with respect to the Company or its business or assets, or any facts or circumstances that are unique or particular to Buyer or any of its assets or liabilities. Furthermore, unless expressly required by the Closing Working Capital Determination Standard, the Final Closing Statement will not include, directly or indirectly, any additional reserve or accrual that is not reflected on the Balance Sheet and where an accrual, provision or liability was made or included in the Balance Sheet in relation to any matter or series of related matters, no increase in such accrual, provision or liability shall be made unless and solely to the extent that, since the preparation of the Balance Sheet, material new facts or circumstances have arisen which justify such increase. Following the Closing and until the amounts set forth in the Final Closing Statement are determined pursuant to Section 2.03(c)(iii), Buyer shall provide Seller and its Representatives timely reasonable access to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Company relating to the preparation of the Final Closing Statement and shall cause the personnel of the Company to cooperate with Seller and Seller’s Representatives in connection with its review of the Final Closing Statement.

(ii)    Seller may dispute any amounts reflected on the Final Closing Statement by notifying Buyer in writing of each disputed item or issue, specifying the amount or range thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within forty-five (45) days of Buyer’s delivery to Seller of the Final Closing Statement (the “Objection Period”). If Seller delivers a notice of disagreement during the Objection Period, Seller and Buyer shall, during the thirty (30) days following such delivery (or such longer period as they may mutually agree), each use reasonable best efforts to reach agreement on the disputed items or amounts in order to finally determine the amounts set forth on the Final Closing Statement. If Seller and Buyer are unable to reach agreement concerning any items on the Final Closing Statement during such thirty

(30) day period, either may thereafter submit the dispute to the Independent Accountant for resolution pursuant to Section 2.03(d).

(iii)    The amounts set forth on the Final Closing Statement shall be deemed conclusively determined for purposes of this Agreement upon the earliest to occur of (A) the failure of Seller to notify Buyer of a dispute within the Objection Period, (B) the mutual written resolution of all disputes pursuant to Section 2.03(c)(ii) by Buyer and Seller, and (C) the resolution of all disputes by the Independent Accountant pursuant to Section 2.03(d).

(d)    Adjustment Dispute Resolution. If Seller and Buyer are unable to reach agreement concerning the Final Closing Statement pursuant to Section 2.03(c)(ii), they shall submit such dispute to the Independent Accountant for resolution pursuant to this Section 2.03(d) and instruct the Independent Accountant to review the disputed items or amounts for the purpose of final determination of the amounts set forth on the Final Closing Statement, provided that the Independent Accountant shall rely solely on the definitions and provisions of this Agreement and the methodologies set forth in the Closing Working Capital Determination Standard. In making such determination and calculations, the Independent Accountant shall consider only those items or amounts on the Final Closing Statement as to which Seller has disagreed in writing. Each of Buyer and Seller shall promptly provide their assertions regarding the disputed amounts concerning the Final Closing Statement in writing to the Independent Accountant and to each other. The Independent Accountant shall be instructed to render its determination with respect to such disagreements as soon as reasonably practicable (which the Parties hereto agree should not be later than thirty (30) days after submission of the dispute) in a written report setting forth the Independent Accountant’s calculation of the disputed amounts (which calculation shall be within the range of dispute in respect of each disputed item between the amounts set forth on the Final Closing Statement and the notice of dispute delivered in accordance with Section 2.03(c)(ii)). The Independent Accountant, acting as an expert and not an arbitrator, shall base its determination solely on the written submissions of the Parties and shall not conduct an independent investigation. The report of the Independent Accountant shall be final and binding upon Seller and Buyer, and the resulting Final Closing Statement and amounts set forth thereon shall be final and non- appealable. Buyer, on the one hand, and Seller, on the other hand, shall each pay their own fees and expenses. The fees, costs and expenses of the Independent Accountant shall be allocated to and borne by Buyer and Seller based on the inverse of the percentage that the Independent Accountant determination (before such allocation) bears to the total amount of all items in dispute as originally submitted to the Independent Accountant. For example, should the items in dispute total in amount to one thousand dollars ($1,000) and the Independent Accountant awards six hundred dollars ($600) in favor of Seller’s position, sixty percent (60%) of the costs of its review would be borne by Buyer and forty percent (40%) of the costs would be borne by Seller. The procedure set forth in this Section 2.03(d) for resolving disputes with respect to the Final Closing Statement shall be the sole and exclusive method for resolving any such disputes, provided that this provision shall not prohibit any Party from instituting litigation to enforce the determination of the Independent Accountant.

(e)    Payment Upon Final Determination of Adjustments.

(i)    If (A) (1) Closing Working Capital Surplus (if any) plus (2) Closing Cash minus (3) Company Indebtedness minus (4) Closing Working Capital Deficiency (if any) minus (5) Seller Transaction Expenses, each as finally determined in accordance with this Section 2.03, does not exceed (B) (1) Estimated Closing Working Capital Surplus plus (2) Estimated Closing Cash minus (3) Estimated Indebtedness minus (4) Estimated Closing Working Capital Deficiency minus (5) Estimated Seller Transaction Expenses, then, no later than five (5) Business Days after the Purchase Price is finally determined in accordance with this Section 2.03, Seller will pay to Buyer an amount equal to the difference between (A) and (B) above (expressed as a positive number) by delivery of immediately available funds in accordance with payment instructions provided in writing by Buyer to Seller.

(ii)    If (A) (1) Closing Working Capital Surplus (if any) plus (2) Closing Cash minus (3) Company Indebtedness minus (4) Closing Working Capital Deficiency (if any) minus (5) Seller Transaction Expenses, each as finally determined in accordance with this Section 2.03, exceeds (B) (1) Estimated Closing Working Capital Surplus plus (2) Estimated Closing Cash minus (3) Estimated Indebtedness minus (4) Estimated Closing Working Capital Deficiency minus (5) Estimated Seller Transaction Expenses, then, no later than five (5) Business Days after the Purchase Price is finally determined in accordance with this Section 2.03, Buyer will pay to Seller an amount equal to excess of (A) over (B) by delivery of immediately available funds in accordance with payment instructions provided in writing by Seller to Buyer.

(iii)    Any payments made to any Party pursuant to this Section 2.03(e) shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Buyer and Seller on their Tax Returns to the extent permitted by the applicable Law.

Section 2.04. Closing.

(a)    Time and Place. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at 9:00 a.m. eastern time (i) on October 31, 2024 so long as the conditions to Closing set forth in ARTICLE VIII have been satisfied or waived (other than the delivery of any documents to be delivered at Closing and the satisfaction of those conditions which, by their nature, are to be satisfied on the Closing Date, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents and the satisfaction or waiver of such conditions), or (ii) if the Closing does not occur on October 31, 2024, on the date after October 31, 2024 that is two (2) Business Days after the last of the conditions to Closing set forth in ARTICLE VIII have been satisfied or waived (other than the delivery of any documents to be delivered at Closing and the satisfaction of those conditions which, by their nature, are to be satisfied on the Closing Date, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents and the satisfaction or waiver of such conditions), at the offices of Hodgson Russ LLP, The Guaranty Building, 140 Pearl St., Suite 100, Buffalo, New York 14202, or remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered. Notwithstanding the actual occurrence of the Closing at any particular time on the Closing Date, the effective time of the Closing shall be 11:59 p.m. eastern time on the Closing Date (the “Effective Time”). Subject to the provisions of ARTICLE X of this Agreement, the failure to consummate the Closing on the date and time and at the place determined pursuant to this Section 2.04(a) shall not result in the termination of this Agreement and shall not relieve any party to this Agreement of any obligation hereunder.

(b)    Transactions at Closing.

(i)    Payment of Company Indebtedness; Seller Transaction Expenses. At the Closing, Buyer, on behalf of Seller and the Company, shall pay or cause to be paid (A) all Payoff Indebtedness evidenced on the Initial Closing Statement, by wire transfer of immediately available funds, and (B) the Seller Transaction Expenses identified on the Initial Closing Statement by wire transfer of immediately available funds, in each case to the respective payees, vendors or other Persons and in the respective amounts set forth thereon; provided that any Seller Transaction Expense that is compensatory in nature with respect to any employee of the Company shall instead be paid to the Company, and the Company shall then pay such Seller Transaction Expense through its payroll system to the applicable payee on the later of the date such compensatory payment is due under the applicable Contract pursuant to which it is payable and the next regularly occurring payroll date following the Closing Date, in each case subject to deduction for all amounts required to be withheld under applicable Tax Law.

(ii)    Payment of Closing Date Payment to Seller. At the Closing, Buyer shall pay to Seller the Closing Date Payment.

(iii)    Payments. Each such payment made at the Closing pursuant to this Section 2.04(b) (other than payments that are compensatory in nature, which shall be paid in accordance with Section 2.04(b)(i)) shall be made by wire transfer of immediately available funds to the wire transfer information included in the Initial Closing Statement.

Section 2.05. Withholding. Buyer will be entitled to deduct and withhold from any amount payable pursuant to this Agreement (including payments of Purchase Price) such amounts as Buyer determines in good faith is required to be deducted and withheld with respect to the making of such payment under the Code. Other than with respect to any withholding with respect to any compensation amounts payable to the Company’s employees, Buyer will notify Seller in writing at least five (5) Business Days in advance of any anticipated withholding (such writing to include the amount of such withholding and a reasonable explanation of the legal basis for such withholding) and cooperate with Seller in good faith to minimize the amount of any applicable withholding. To the extent that amounts are so withheld by Buyer, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

Seller represents and warrants to Buyer as of the date of this Agreement (unless the particular statement speaks expressly as of another date, in which case it is true and correct as of such other date), subject to the exceptions provided in the correspondingly numbered Section of the Disclosure Schedule, as follows:

Section 3.01. Organization; Authority. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New York. Seller has all requisite power and authority to enter into this Agreement and the Ancillary Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Ancillary Documents to which Seller is a party, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. When each Ancillary Document to which Seller is a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 3.02. Title to Shares. Seller is the record and beneficial owner of all of the Shares and has good and valid title to such Shares, free and clear of any Encumbrances (other than Permitted Encumbrances and any restrictions that may, following the Closing, be applicable on any subsequent transfer by Buyer under applicable securities Laws). The Shares constitute all of the equity interests in the Company owned beneficially or held of record by Seller.

Section 3.03. No Conflict. The execution, performance, and delivery by Seller of this Agreement and the Ancillary Documents to which Seller is a party does not, and the performance by Seller of its obligations under this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby will not: (a) violate or conflict with (i) the certificate of incorporation or the bylaws (or equivalent document) of Seller or (ii) in any material respect, any Law applicable to Seller or by which any material portion of the properties or assets of Seller are bound; (b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or the loss of a material benefit under, or constitute (with notice or lapse of time, or both) a default under the terms of any material Contract to which Seller is a party or by which any material portion of the assets or the properties of Seller are bound or (c) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances and any restrictions that may, following the Closing, be applicable on any subsequent transfer of the Shares by Buyer under applicable securities Laws) with respect to, or otherwise have an adverse effect upon, the Shares.

Section 3.04. Brokers. No broker or finder has acted directly or indirectly for Seller in connection with this Agreement or the transactions contemplated hereby and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based in any way on any Contract made by or on behalf of Seller.

Section 3.05. No Other Representations or Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE III OR ARTICLE IV (AS MAY BE MODIFIED BY THE DISCLOSURE SCHEDULE), NEITHER SELLER NOR ANY OTHER PERSON MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SELLER, INCLUDING ANY REPRESENTATIONS AND WARRANTIES AS TO THE FUTURE SALES, FUTURE REVENUE, FUTURE PROFITABILITY OR SUCCESS OF THE BUSINESS OR THE COMPANY, OR ANY REPRESENTATIONS OR WARRANTIES ARISING FROM STATUTE OR OTHERWISE UNDER LAW, FROM A COURSE OF DEALING OR A USAGE OF TRADE. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Seller represents and warrants to Buyer as of the date of this Agreement (unless the particular statement speaks expressly as of another date, in which case it is true and correct as of such other date), subject to the exceptions provided in the correspondingly numbered Section of the Disclosure Schedule, as follows:

Section 4.01. Organization; Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts. The Company has full corporate power and authority to enter into the Ancillary Documents to which the Company is a party, to carry out its obligations thereunder, and to consummate the transactions contemplated thereby. The execution and delivery by the Company of the Ancillary Documents to which the Company is a party, the performance by the Company of its obligations thereunder, and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of the Company. When each Ancillary Document to which the Company is a party has been duly executed and delivered by the Company (assuming due authorization, execution, and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms.

Section 4.02. Power; Qualification. Seller has furnished to Buyer true, complete and correct copies of the Company’s articles of organization and bylaws as in effect on the date hereof. The Company has full corporate power and authority to own, operate or lease the properties and assets as and where currently owned, operated or leased by it and to carry on its Business as it is currently conducted. Section 4.02 of the Disclosure Schedule sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary., except where the failure to be so qualified, authorized or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 4.03. Capitalization. The authorized capital stock of the Company consists of one million (1,000,000) shares of common stock, par value $1.00 (“Common Stock”), of which five hundred thousand (500,000) shares are issued and outstanding and constitute the Shares. Seller is the sole shareholder of the Company and no other shares of Common Stock are issued and outstanding other than the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller. The Shares were issued in compliance with applicable Laws in all material respects. None of the Shares were issued in violation of any agreement, arrangement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 4.04. No Subsidiaries. The Company does not own any interest in any corporation, partnership, limited liability company, association or other business entity.

Section 4.05. No Conflicts; Consents. The execution, delivery, and performance by the Company of the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company; (b) in any material respect, conflict with or result in a violation or breach of any provision of any Law applicable to the Company; (c) except as set forth in Section 4.05 of the Disclosure Schedule, require the consent of, notice to, or other action by, any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which the Company is a party or by which the Company is bound or to which any material portion of its respective properties and assets are subject; or (d) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, on any properties or assets of the Company. Except for compliance with any applicable securities Laws or as set forth in Section 4.05 of the Disclosure Schedule, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the consummation of the transactions contemplated hereby.

Section 4.06. Financial Information. Attached hereto as Section 4.06 of the Disclosure Schedule are copies of financial information with respect to the Company (the “Financial Information”), which consists of (a) the balance sheet of the Company as at December 31, 2023 and the related statement of operations for the year then ended, and (b) the balance sheet of the Company as at June 28, 2024 and the related statement of operations for the six (6) month period then ended. The Financial Information is based on the books and records of the Company and, except as set forth on Section 4.06 of the Disclosure Schedule, fairly presents in all material respects the financial condition of the Company as of the dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2023 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of June 28, 2024 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Integer Holdings Corporation has established and maintains, and the Company has complied with, a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d- 15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) regarding the reliability of the Company’s financial reporting and the preparation of financial statements by Integer Holdings Corporation for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company are being made only in accordance with the authorization of the Company’s management and directors, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the Company’s reliability of the Company’s financial reporting.

Section 4.07. Absence of Certain Changes, Events and Conditions. Except as set forth in Section 4.07 of the Disclosure Schedule, since the Balance Sheet Date, the business of the Company has been conducted in all material respects in the ordinary course of business, consistent with past practice, and there has not been, with respect to the Company, any:

(a)    event, occurrence or change that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)    amendment of the charter, by-laws or other organizational documents of the Company;

(c)    issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(d)    material change in any method of accounting or accounting practice of the Company, except as required by GAAP;

(e)    entry into any Contract that would constitute a Material Contract;

(f)    incurrence of any Indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(g)    transfer or assignment of, or grant of any license or sublicense under or with respect to, any Intellectual Property material to the Company or related Contracts except non- exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice;

(h)    abandonment or lapse of, or failure to maintain in full force and effect, any Intellectual Property material to the Company, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Intellectual Property material to the Company;

(i)    material damage, destruction or loss (whether or not covered by insurance) to its property;

(j)    acceleration, termination, material modification to or cancellation of any Material Contract to which the Company is a party or by which it is bound, except in the ordinary course of business;

(k)    (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than in the ordinary course of business, as provided for in any written agreements, or as required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $50,000.00, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(l)    adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a union, in each case whether written or oral;

(m)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(n)    action by Seller, any Affiliate thereof, or the Company to, in each case, make, change or rescind any material Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of materially increasing the Tax liability of the Company, Buyer or any Buyer Affiliate in respect of any Post-Closing Tax Period; or

(o)    Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.08. Undisclosed Liabilities. Except as set forth in Section 4.08 of the Disclosure Schedule, the Company has no Liabilities, except for Liabilities (a) which are adequately reflected or reserved against in the Balance Sheet, (b) that have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, or (c) incurred in connection with actions expressly required or contemplated by the transactions contemplated by this Agreement.

Section 4.09. Material Contracts.

(a)    Section 4.09(a) of the Disclosure Schedule lists each of the following Contracts to which the Company is a party (such Contracts, together with those Contracts listed in Section 4.10(b) of the Disclosure Schedule, being “Material Contracts”):

(i)    each Contract of the Company involving aggregate consideration in excess of $500,000 annually and which, in each case, cannot be cancelled by the Company without penalty or without more than ninety (90) days’ notice;

(ii)    all Contracts that relate to the acquisition or disposition of any business or a material amount of stock or assets of any other Person by the Company (whether by merger, sale of stock, sale of assets or otherwise) where any unpaid amounts by the Company or future obligations of the Company remain;

(iii)    each Contract to which the Company is a party with a Material Customer;

(iv)    each Contract to which the Company is a party with a Material Supplier;

(v)    all employment agreements and Contracts to which the Company is a party with independent contractors or consultants (or similar arrangements) relating to the Business;

(vi)    all Contracts that limit or purport to limit the ability of the Company after the date hereof to compete in any line of business or with any Person or in any geographic area or during any period of time;

(vii)    any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(viii)    any Contract under which the Company has created, incurred, assumed or guaranteed any Indebtedness or under which an Encumbrance (other than a Permitted Encumbrance) is imposed on any assets of the Company;

(ix)    any Contract to which the Company is a party with a Related Party (other than ordinary course employment and employee benefit arrangements);

(x)    all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(xi)    all Contracts with any Governmental Authority to which the Company is a party;

(xii)    all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising Contracts to which the Company is a party;

(xiii)    all customer Contracts to which the Company is a party which contain a “most-favored-nation” pricing provision; and

(xiv)    all collective bargaining agreements or Contracts with any union.

(b)    Except as set forth in Section 4.09(b) of the Disclosure Schedule, each Material Contract (i) is the legal and valid obligation of the Company, enforceable against the Company and, to the Seller’s Knowledge, the other party or parties thereto, in accordance with its terms, and (ii) is in full force and effect. The Company and, to the Seller’s Knowledge, any other party thereto, is not in material breach of, or material default under any Material Contract. The Company has not provided or received from any other party any written notice of any intention of termination or non-renewal of any Material Contract. Complete copies of each Material Contract (including all modifications and amendments thereto) have been made available to Buyer.

Section 4.10. Title to Assets; Property.

(a)    The Company has good and valid title to, or a valid leasehold interest in, all of the material properties and assets (whether real, personal, tangible, or intangible, but excluding Intellectual Property which is the subject of Section 4.11) reflected on the Balance Sheet or acquired thereafter, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances. Except as set forth on Section 4.10(a) of the Disclosure Schedule, except for those products and services to be provided by Seller to Buyer and the Company following the Closing under the Transition Services Agreement, properties and assets reflected on the Balance Sheet or acquired thereafter (other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date) are sufficient to operate the Business in all material respects in the same manner as the Business is being conducted as of the date hereof.

(b)    Section 4.10(b) of the Disclosure Schedule lists (i) the street address of each and every parcel of Real Property currently used by the Company in connection with the Business, (ii) those parcels that are owned by the Company (the “Owned Real Property”), and (iii) those parcels that are leased or sub-leased by the Company and a description of the lease or sub- lease applicable to such location. The current use of the Real Property identified in Section 4.10(b) of the Disclosure Schedule in the conduct of the Company’s Business does not violate in any material respect any Law or Permit. There are no Actions (inclusive of any condemnation or eminent domain proceeding affecting the Owned Real Property or any part thereof) pending nor, to Seller’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

(c)    With respect to each parcel of Owned Real Property, except as set forth on Section 4.10(c) of the Disclosure Schedule (i) the Company holds good and insurable fee title to such parcel of Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances, (ii) except for Permitted Encumbrances, neither the Company nor Seller has assigned, transferred, conveyed, mortgaged, deeded in trust, encumbered, entered into any sublease, license, option, right, concession or other similar Contract granting to any Person the right to use or occupy such Owned Real Property or any portion thereof, (iii) since the Relevant Date, neither the Company nor Seller has received written notice of any material violations of any building or zoning regulations, codes, or ordinances or any other ordinance, rule, regulation, order or determination of any governmental agency or authority, or any restrictive covenant or deed restriction (recorded or otherwise) affecting the Owned Real Property, including, without limitation, all applicable flood disaster laws and Environmental Laws or any other Laws applicable to the operation of such Owned Real Property, except where such non-compliance would not materially adversely affect the current use thereof or has been resolved, (iv) such Owned Real Property is supplied with all utilities and other public services used by the Company in connection with the operation of the business as currently conducted and such utilities enter the Owned Real Property directly via adjacent public streets or recorded easement or rights of way agreements and are adequate in all material respects to service the Owned Real Property as currently used and to permit compliance in all material respects with all applicable Governmental Authority requirements, and the Owned Real Property has direct unencumbered access to a public roadway or highway and any parking spaces located on the Owned Real Property are not subject to recorded or unrecorded shared parking agreements, (v) there are no tenant leases, personal property leases, or other contracts to which Seller or the Company is party which will materially adversely affect the Owned Real Property and/or Buyer from and after the Closing, (vi) no other party has a right to acquire the Owned Real Property or any portion thereof and there are no purchase agreements, option agreements or rights of first refusal affecting all or any part of the Owned Real Property and there are no oral or written promises, understandings, agreements or commitments between Seller or the Company and any third party with respect to the Owned Real Property, (vii) the Owned Real Property is in compliance in all material respects with the requirements of all federal, state and local laws, codes, rules and regulations, including, without limitation, the Americans with Disabilities Act, Environmental Laws and any regulations promulgated thereunder, (viii) the Company has received no outstanding written notices calling attention to the need for any unperformed curbing, recurbing, paving, repaving or other construction, improvements or work on or about the Owned Real Property or on any streets or roads abutting the Owned Real Property or for the removal of any nuisance from the Owned Real Property and all street paving, curbing, sewer installation or other public improvements for which the Owned Real Property is assessable have been fully paid for, (ix) neither Seller nor the Company has received any written notices from any insurance company of any material defects or inadequacies in the Owned Real Property or any part thereof which would materially and adversely affect the insurability of the Owned Real Property or the premiums for the insurance thereof, and no notice has been given to Seller or the Company by any insurance company which has issued a policy with respect to any portion of the Owned Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any material repairs, alterations or other work which has not been complied with, (x) there are no Contracts relating to the use of the Owned Real Property,

(xi) except as set forth on Section 4.10(c) of the Disclosure Schedule, there are no Contracts relating to the maintenance of the Owned Real Property providing expenditures by the Company in an amount in excess of $25,000, and (xii) Seller is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Code) for the purposes of the provisions of Section 1445(a) of the Code and (xii) Seller has not received any written notice from any Governmental Authority of any material violation, suspension, revocation, or non-renewal of any licenses and permits with respect to the Owned Real Property that has not been cured or dismissed in all material respects.

(d)    The Owned Real Property buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound in all material respects, are in good operating condition and repair, and are adequate for the uses to which they are being put in all material respects, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

(e)    The Taunton Lease (as amended) contains all agreements relating to the leased Real Property and has not been amended or otherwise modified in any material respect and there are no other material verbal or written agreements between the Taunton Lease landlord and Company. The Taunton Lease remains in full force and effect. All Taunton Lease payments will be current at the time of Closing, and Seller does not have any Knowledge of any current or pending default by the Company or the Taunton Lease landlord with respect to any of the material terms of the Taunton Lease.

Section 4.11. Intellectual Property.

(a)    Section 4.11(a)(i) of the Disclosure Schedule contains a complete and accurate list in all material respects of all (1) patented or registered Intellectual Property (including domain names) owned by the Company and (2) pending patent applications and applications for other registrations of Intellectual Property filed by the Company. Except as set forth on Section 4.11(a)(ii) of the Disclosure Schedule, the Company exclusively owns and exclusively possesses the right, title and interest to, or has the right to use pursuant to a valid and enforceable license or other right, or pursuant to a partial ownership interest, all Intellectual Property necessary for the operation of the Business, in all material respects, free and clear of all Encumbrances except for Permitted Encumbrances. The Intellectual Property used in the conduct of the Business is valid, subsisting and, to the Knowledge of the Seller, enforceable. All currently due maintenance fees, renewal fees, or similar fees for any material registered Intellectual Property owned by the Company have been paid and all necessary documents and certificates in connection with any material registered Intellectual Property owned by the Company have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining registered Intellectual Property of the Company. Except as set forth on Section 4.11(a)(iii) of the Disclosure Schedule, to the Knowledge of the Seller, there are no actions that must be taken by the Company within thirty (30) days after the Closing with respect to any material registered Intellectual Property of the Company, including the payment of any registration, issue, examination, maintenance or renewal fees or annuities or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any material registered Intellectual Property owned by the Company. Except for any agreements with any of the Company's own employees, standard non-exclusive end-user license agreements or agreements entered in the ordinary course of the business by the Company with its customers or suppliers, or as set forth on Section 4.11(a)(iv) of the Disclosure Schedule, there are no outstanding options, licenses, non-assertions, royalties, consents or other such agreements relating to the material Intellectual Property owned by or exclusively licensed to Company and used or held for use in the Business. No current or former partner, director, officer, or employee of the Company will, after giving effect to each of the transactions contemplated in this Agreement, own or retain any ownership rights in or to, have the right to receive any royalty or other payment with respect to, any material Intellectual Property owned by or exclusively licensed to Company and used or held for use in the Business.

(b)    Since the Relevant Date, (i) there have been no written claims made against the Company challenging the ownership of or asserting the invalidity, misuse or unenforceability of any of the Intellectual Property set forth on Section 4.11(a)(i) of the Disclosure Schedule, (ii) the Company has not received any written notices of any infringement, dilution, violation, or misappropriation by the Company from any third Person with respect to any Intellectual Property (including any demand or request or offer that the Company license any rights from a third Person), (iii) to the Knowledge of the Seller, the conduct of the Business of the Company has not infringed, diluted, violated, or misappropriated nor does infringe, dilute, violate, or misappropriate any Intellectual Property of other Persons, and (iv) to the Knowledge of the Seller, the Intellectual Property set forth on Section 4.11(a)(i) of the Disclosure Schedule has not been materially infringed or misappropriated by third Persons. There are no pending suits, actions, claims, proceedings or, to the Knowledge of the Seller and Knowledge of the Company, investigations alleging that the Company is infringing, misappropriating, diluting or otherwise violating any Intellectual Property of a Person in any material respect or that seek to limit or challenge the validity, enforceability, ownership or use of any material Intellectual Property owned by or exclusively licensed to the Company and used or held for use in its Business. To the Knowledge of the Seller, no other Person is engaging in any activity or business that infringes upon, misappropriates, dilutes or otherwise violates any material Intellectual Property of the Company. Except for indemnification provisions in standard non-exclusive end-user license agreements or agreements entered in the ordinary course of the business by the Company with its customers or suppliers, there are no agreements, understandings, instruments, contracts, judgments, orders or decrees to which the Company is a party or by which the Company is bound which involve indemnification by the Company with respect to infringement, misappropriation, dilution or violation of Intellectual Property.

(c)    Section 4.11(c) of the Disclosure Schedule lists all licenses, sublicenses or agreements relating to (i) use by any third Person of Intellectual Property owned by the Company or (ii) the use by the Company of any Intellectual Property in connection with the Business pursuant to a license or sublicense or covenant not to sue from any third Person, excluding (A) licenses to commercially available technology and services including “shrink-wrap,” “click- through” or “off-the-shelf” software licenses and software-as-a-service agreements, other software licenses with total or annual fee payments now or any time during the term thereof of less than $200,000 and (B) licenses, sublicenses or agreements that do not now or any time during the term thereof require annual payments in excess of $200,000. Neither the Company nor, to Seller’s Knowledge, any other Person is in material default under any such license, sublicense or agreement.

Section 4.12. Inventory. All inventory of the Company reflected in the Balance Sheet or acquired since the Balance Sheet Date is usable and salable in the ordinary course of Business in all material respects, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established.

Section 4.13. Customers and Suppliers.

(a)    Section 4.13(a) of the Disclosure Schedule sets forth (i) a list of the top twenty (20) customers of the Company, measured by dollar volume of sales for the twelve (12) month period ended December 31, 2023, and (ii) a list of the top twenty (20) customers of the Company, measured by dollar volume of sales for the six (6) month period ended June 28, 2024 (“Material Customers”). Except as set forth on Section 4.13(a) of the Disclosure Schedule, the Company has not received written notice, and has no reason to believe, that any Material Customer has ceased, or intends to cease, to use the goods or services of the Company or to otherwise terminate or materially reduce its relationship with the Company.

(b)    Section 4.13(b) of the Disclosure Schedule sets forth (i) a list of the top twenty (20) suppliers to the Company measured by dollar volume of purchases for the twelve (12) month period ended December 31, 2023, and (ii) a list of the top twenty (20) suppliers to the Company measured by dollar volume of purchases for the six (6) month period ended June 28, 2024 (“Material Suppliers”). Except as set forth on Section 4.13(b) of the Disclosure Schedule, the Company has not received written notice, and, to Seller’s Knowledge, has no reason to believe, that any Material Supplier has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 4.14. Data Privacy; Information Security; Information Technology.

(a)    All of the IT Systems are in good working condition and are sufficient for the operation of the Business as currently conducted in all material respects. Since the Relevant Date, there has been no malfunction, failure, continued substandard performance, denial-of- service, or other cyber incident, including any cyberattack, or other impairment of the IT Systems that has resulted or is reasonably likely to result in material disruption or damage to the Business and that has not been remedied in all material respects. The Company or an Affiliate of the Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the IT Systems, including implementing and maintaining commercially reasonable backup, disaster recovery, and Software and hardware support arrangements.

(b)    Since the Relevant Date, the Company has complied in all material respects with all applicable Laws concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Business. Since the Relevant Date, (i) the Company has not experienced any material data breach or other material security incident involving personal information in its possession or control and (ii) the Company not been subject to or received any written notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company's collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, in each case in connection with the conduct of the Business, and to Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

Section 4.15. Insurance. Section 4.15 of the Disclosure Schedule sets forth a true and complete list of all material insurance policies maintained by Seller or an Affiliate of Seller that cover the Company and relating to the assets, business, operations, employees, officers and directors of the Company, other than any insurance policy forming a part of or relating to a Benefit Plan (collectively, the “Material Insurance Policies”). Such Material Insurance Policies are in full force and effect and all premiums due and payable thereon have been paid in full. Since the Balance Sheet Date, neither Seller nor the Company has received written notice threatening cancellation or non-renewal of, or a material premium increase with respect to, any Material Insurance Policy. The Company is not in default with respect to any provision contained in any Material Insurance Policy.

Section 4.16. Legal Proceedings; Governmental Orders.

(a)    Except as set forth in Section 4.16(a) of the Disclosure Schedule, there are no Actions pending or, to Seller’s Knowledge, threatened (i) against the Company or any of the Company’s properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company); or (ii) against Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b)    There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 4.17. Compliance With Laws; Permits.

(a)    Except as set forth on Section 4.17(a) of the Disclosure Schedule, the Company is, and has been, in compliance in all material respects with all Laws applicable to the Company, its properties or assets, and the Business. Since the Relevant Date, the Company has not received written notice of any violation of, or investigation with respect to any alleged material violation of any applicable Law.

(b)    All Permits required for Company to conduct the Business as currently conducted have been obtained by the Company and are valid and in full force and effect in all material respects. All material fees and charges with respect to such Permits due and owing prior to the date hereof have been paid in full. Section 4.17(b) of the Disclosure Schedules lists all current material Permits issued to the Company, including the names of the material Permits and their respective dates of issuance and expiration. The Company has complied since the Relevant Date and is now complying with, the terms of all Permits listed on Section 4.17(b) of the Disclosure Schedules in all material respects. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, non- renewal or limitation of any Permit set forth in Section 4.17(b) of the Disclosure Schedules.

Section 4.18. Environmental Matters.

(a)    Except as set forth on Section 4.18(a) of the Disclosure Schedule, the Company is currently, and has been, in compliance with all Environmental Laws in all material respects, and since the Relevant Date has not, and the Seller has not, received from any Person with respect to the Business any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)    The Company has obtained and is in material compliance with all Environmental Permits (of which each material Environmental Permit is disclosed in Section 4.18(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the Business or assets of the Company and all such Environmental Permits are in full force and effect in all material respects, and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law in all material respects, and neither Seller nor the Company is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the Business or the assets of the Company as currently carried out in any material respect. With respect to any such Environmental Permits, Seller has undertaken, or will undertake prior to the Closing Date, all commercially reasonable measures necessary to facilitate transferability of the same, and neither the Company nor the Seller is aware of any condition, event or circumstance that might prevent or impede the transferability of the same in any material respect, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)    No real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)    There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, and neither the Company nor Seller has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller or the Company.

(e)    Section 4.18(e) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or SEMS) under CERCLA, or any similar state list, and neither Seller nor the Company has received any Environmental Notice with respect to such off- site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or Seller.

(f)    Seller has provided or otherwise made available to Buyer and listed in Section 4.18(f) of the Disclosure Schedules any and all environmental reports, studies, audits, records, site assessments, risk assessments, and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Seller or Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials.

Section 4.19. Employee Benefit Matters.

(a)    Section 4.19(a) of the Disclosure Schedule lists all Benefit Plans.

(b)    With respect to each Benefit Plan, Seller or the Company has made available to Buyer the following, to the extent applicable: (i) the current plan document (including any amendments thereto) or, in the case of an unwritten Benefit Plan, a summary of any material terms of such Benefit Plan, (ii) the current trust agreement, insurance contract or other funding arrangement, (iii) the most recently filed annual report, (iii) the current summary plan description and any summary of material modification thereto, and (iv) the most recently received IRS determination or opinion letter.

(c)    Each Benefit Plan has heretofore been maintained and operated in material compliance with the terms of such Benefit Plan and applicable Law, including ERISA and the Code. Each Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification or may rely upon an opinion letter issued to a prototype or volume submitter plan sponsor and to Seller’s Knowledge nothing has occurred that could reasonably be expected to result in the revocation of such qualification.

(d)    There is no pending or, to Seller’s Knowledge, threatened legal action, proceeding, audit or investigation, other than routine claims for benefits, against or with respect to any Benefit Plan. Except as set forth in Section 4.19(d) of the Disclosure Schedule, no Benefit Plan provides health or life insurance benefits subsequent to termination of employment to employees or their beneficiaries except to the extent required by applicable state insurance laws and Part 6 of Subtitle B of Title I of ERISA or where the cost of which is either borne by the recipient of such benefits or is otherwise reflected on the Financial Information if required by GAAP.

(e)    Except as set forth on Section 4.19(e) of the Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated herein will not result in (i) any payment (whether of severance pay or otherwise) becoming due from or under any Benefit Plan to any current or former director, officer, consultant or employee of the Company, or (ii) the accelerated vesting or timing of payment or increases in the amount of any benefit payable to or in respect of any such current or former director, officer, consultant or employee. Without taking into account any arrangements entered into in anticipation of, as of or following the Closing at the direction of Buyer, no amount that could be received (whether in cash or property or vesting of property) as a result of the transactions contemplated by the Agreement by any employee, officer or director of the Company who is a “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(f)    The Company has no Liability contingent or otherwise in respect of or relating to any “multiemployer plan” within the meaning of Section 3(37) of ERISA, or any plan subject to the provisions of Title IV of ERISA or Section 412 of the Code.

(g)    This Section 4.19 constitutes Seller’s sole and exclusive representations and warranties with respect to Benefit Plans, and no other representation or warranty in this Agreement shall be construed to apply to any matter relating to Benefit Plans.

Section 4.20. Employment Matters.

(a)    Section 4.20(a) of the Disclosure Schedule sets forth: (i) all independent contractors and consultants of the Company as of the date of this Agreement; and (ii) the following information of all employees of the Company as of September 17, 2024: position held; principal place of employment; base compensation (whether salary or hourly); annual bonus and/or commission opportunity; full-time or part-time status; and most recent hire date. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued on the Company’s financial books and records) and, except as set forth on Section 4.20(a) of the Disclosure Schedule, there are no outstanding Contracts or commitments to which the Company is a party with respect to any material compensation, commissions, bonuses or fees.

(b)    The Company is not currently a party to or bound by any collective bargaining agreement, voluntary recognition agreement, works agreement, social plan or similar legally binding commitment with any labor union, works council or similar employee representative group. As of the date hereof, there are no current written demands by any labor union seeking recognition as the legal bargaining representative of any employees of the Company. There is no, and, since the Relevant Date there has been no, labor strike, picketing, concerted work stoppage or slowdown, or material unfair labor practice charge before the National Labor Relations Board or any similar Governmental Authority pending or, to Seller’s Knowledge, threatened, against the Company.

(c)    Since the Relevant Date, all individuals who have performed services for the Company have been properly classified in all material respects as: (i) exempt or non-exempt under the Fair Labor Standards Act and all similar state or local Laws; and (ii) an employee, non- employee or an independent contractor pursuant to all applicable Laws. Since the Relevant Date, the Company has not received written notice of any inquiry or audit from any Governmental Authority challenging any such classifications.

(d)    Since the Relevant Date, the Company has complied with the WARN Act, and it has no plans to undertake any action prior to or on the Closing Date that would trigger the WARN Act.

Section 4.21. Taxes. Except as set forth in Section 4.21 of the Disclosure Schedule:

(a)    Seller, a Seller Affiliate, or the Company has timely filed (taking into account any available extensions of time for such filings) all income and other material Tax Returns that were required to be filed by or with respect to the Company. With respect to the Company, all such Tax Returns are true, complete and accurate in all material respects. All income and other material Taxes owed by the Company have been fully and timely paid. No Tax Return that includes the Company is currently the beneficiary of any extension of time within which to file any such Tax Return (other than automatic extensions). Within the last three (3) years, no written claim has been received from a Governmental Authority in a jurisdiction in which the Company does not file a Tax Return, or where the Company is not otherwise included on a filed Tax Return, that the Company is subject to taxation, or required to file or being included on a filed Tax Return, by such jurisdiction. There are no Encumbrances on any of the Company’s assets for Taxes other than Permitted Encumbrances.

(b)    No deficiencies for Taxes with respect to Seller or any Seller Affiliate, in each case, with respect to the Company, or the Company, have been claimed, proposed or assessed in writing by any Governmental Authority except for any deficiencies that have been settled or withdrawn. To the Knowledge of Seller, there are no pending or threatened audits relating to any Liabilities for Taxes of Seller or any Seller Affiliate, in each case, with respect to the Company, or the Company. Neither Seller or any Seller Affiliate, in each case, with respect to the Company, nor the Company, has waived any statute of limitations in respect of Taxes of the Company or agreed to any extension of time with respect to a Tax assessment or deficiency of the Company.

(c)    Either Seller or a Seller Affiliate, in each case, on behalf of the Company, or the Company, has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholders of the Company.

(d)    The Company is not, and has not been, a member of a group with which it has filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was Seller or an Affiliate thereof. The Company does not have liability for the Taxes of any other Person other than Seller and its Affiliates (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor under applicable Tax Law, or (iii) by Contract, other than Contracts entered into in the ordinary course of business and not relating primarily to Taxes.

(e)    The Company has not been a party to a transaction that is a “listed transaction,” as such term is defined in Code Section 6707A(c)(2) and Treasury Regulations Section 1.6011-4(b)(2).

(f)    The Company is classified as a corporation for U.S. federal income Tax purposes.

(g)    Neither Buyer nor any of its Affiliates (including following the Closing, the Company) will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting or use of a cash or improper method of accounting for a taxable period ending on or prior to the Closing Date (including, for the avoidance of doubt, any adjustment under Section 481(a) of the Code (or any corresponding or similar provision of state, local, or foreign Tax law)); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing; (iii) intercompany transactions as described in Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign Income Tax Law) or excess loss account described in Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign Law); (iv) installment sale or open transaction disposition made on or prior to the Closing; (v) prepaid amount or deposit received on or prior to the Closing Date; (vi) interest held by the Company in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date pursuant to Sections 951, 951A, or 965 of the Code; or (vii) debt instrument held by the Company on or before the Closing Date that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code.

(h)    Within the three-year period ending as of the date of this Agreement, the Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(i)    The Company is not subject to Tax in any country other than its country of incorporation by virtue of having a permanent establishment or other place of business in such country.

(j)    All transactions and agreements between Seller, any Seller Affiliate and the Company have been carried out on an arm’s length basis and comply in all material respects with all applicable transfer pricing requirements.

(k)    The Company is not a party to any joint venture, partnership or other similar arrangement which could be treated as a partnership for U.S. federal income tax purposes.

(l)    The Company is not the beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Governmental Authority that based on applicable Law could be subject to recapture as a result of the transactions contemplated by this Agreement.

(m)    The Company has collected or paid (as applicable) all material sales and use Taxes required to be collected or paid (as applicable), and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax Laws.

(n)    The Company qualified for and has complied in all respects with the requirements and procedures of any CARES Act or other COVID-19-related program in respect of Taxes from which the Company sought or received any benefit.

The representations and warranties included in Section 4.19 and this Section 4.21 constitute the exclusive representations and warranties with respect to the Company concerning Taxes, and no claim for or with respect to Taxes shall be based on representations or warranties set forth in any other provision of this Agreement. Other than Section 4.21(g), no representation or warranty contained in this Section 4.21 shall be deemed to apply directly or indirectly with respect to any Post-Closing Tax Period or to any transactions entered into by or with respect to the Company after the Closing. Notwithstanding anything to the contrary in this Section 4.21, no representation or warranty is made as to the amount of, or limitations on, any net operating losses, Tax credits, Tax basis or other Tax attributes that the Company may have following the Closing.

Section 4.22. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Seller or the Company in connection with the transactions contemplated by this Agreement.

Section 4.23. International Trade. The Company is, and has been, in compliance in all material respects with the relevant Laws of all Governmental Authorities regulating the import and export of goods and technology in all material respects, as well as those Laws applicable to the Company governing trade sanctions and embargoes. The Company has not: (i) made any voluntary disclosures to Governmental Authorities under economic sanctions, import, or export control Laws; (ii) to Sellers’ Knowledge, been the subject of any investigation or inquiry by a Governmental Authority regarding compliance with such Laws; or (iii) been assessed any material fine or penalty under such Laws. The Company has obtained all material U.S. and other applicable government approvals, permits or licenses required under applicable export and import control and sanctions Laws to fulfill any pending commitments or obligations of the Company.

Section 4.24. Affiliated Transactions. Except as set forth on Section 4.24 of the Disclosure Schedule, no Related Party, nor any individual in any such Related Party’s immediate family is party to any Contract with the Company (other than any employment or other similar agreement entered into on arm’s length terms by any officer, director of the Company or immediate family member thereof) or has any material interest in, or has at any time, since the Relevant Date, had any material interest in, any material property or asset used by the Company. No Related Party owes the Company any amount of Indebtedness, nor does the Company owe any amount of Indebtedness, or has committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Party. No Related Party provides any assets or services to the Company other than services as an officer, director or employee. The Company does not provide any material assets or services to any Related Party.

Section 4.25. No Other Representations or Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE IV (AS MAY BE MODIFIED BY THE DISCLOSURE SCHEDULE), NEITHER SELLER, THE COMPANY NOR ANY OTHER PERSON MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY, INCLUDING ANY REPRESENTATIONS AND WARRANTIES AS TO THE FUTURE SALES, REVENUE, PROFITABILITY OR SUCCESS OF THE BUSINESS OF THE COMPANY, OR ANY REPRESENTATIONS OR WARRANTIES ARISING FROM STATUTE OR OTHERWISE UNDER LAW, FROM A COURSE OF DEALING OR A USAGE OF TRADE. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company and Seller as follows:

Section 5.01. Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the Ancillary Documents to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and, assuming due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as may be limited by the Enforceability Exceptions. When each Ancillary Document to which Buyer is a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as may be limited by the Enforceability Exceptions.

Section 5.02. No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by- laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Buyer is a party or by which Buyer is bound or to which any of its respective properties and assets are subject; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of Buyer. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.03. Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a present intent to sell, transfer, or otherwise distribute Shares to any other Person. Buyer has made, independently and without reliance on any of the Company or Seller (except to the extent that Buyer has relied on the representations and warranties set forth in this Agreement), its own analysis of the purchase of the Shares and the Company. Buyer acknowledges that the Shares are not registered under the Securities Act, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 5.04. Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business and the Business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller.

Section 5.05. Sufficiency of Funds. Buyer has, or will have as of Closing, sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price (including any adjustment amounts that may become payable by Buyer under Section 2.04 of this Agreement) and consummate the transactions contemplated by this Agreement.

Section 5.06. Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, or would (individually or in the aggregate) reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or consummate the transactions contemplated hereby.

Section 5.07. Opportunity to Investigate. Buyer has had an opportunity to discuss the business, management, operations and finances of the Company with the Company’s and Seller’s respective officers, directors, employees, agents, representatives and Affiliates. Buyer has conducted to its satisfaction, its own independent investigation of the conditions, operations and business of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation. In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, Buyer has relied solely upon the representations and warranties of Seller set forth in ARTICLE III and ARTICLE IV (and acknowledges that such representations and warranties are the only representations and warranties made by Seller as modified by the Disclosure Schedule or supplemented as described herein) and has not relied upon any other information provided by, for or on behalf of the Company to Buyer in connection with the transactions contemplated by this Agreement. Buyer has entered into the transactions contemplated by this Agreement with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to future prospects (financial or otherwise) of the Company.

Section 5.08. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 5.09. No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V, NEITHER BUYER NOR ANY OF ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO BUYER OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND BUYER HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY BUYER OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, OR REPRESENTATIVES.

ARTICLE VI

COVENANTS

Section 6.01. Operation of the Business. Except (i) as set forth on Section 6.01 of the Disclosure Schedule, (ii) to the extent consented to by Buyer (such consent not to be unreasonably withheld, conditioned, or delayed), or (iii) for actions or omissions contemplated by this Agreement, during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing, Seller will cause the Company to conduct the Business in the ordinary course in all material respects, including Seller shall cause the Company to seek to maintain the Owned Real Property in its present order and condition in all material respects. Between the date of this Agreement and the Closing Date, except (i) as set forth on Section 6.01 of the Disclosure Schedule, (ii) to the extent consented to by Buyer (such consent not to be unreasonably withheld, conditioned, or delayed), or (iii) for actions or omissions contemplated by this Agreement, Seller will cause the Company not to:

(a)    amend or otherwise change the Company’s certificate of incorporation or bylaws;

(b)    repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other equity interests of the Company;

(c)    transfer, issue, pledge, encumber, assign, sell or dispose of, or grant options, warrants or other rights to purchase or otherwise acquire, any shares of capital stock or securities convertible, exchangeable or exercisable therefor of the Company or other equity interests of the Company;

(d)    effect any recapitalization, reclassification, reorganization or like change in the capitalization of the Company;

(e)    other than as set forth on Section 6.01(e) of the Disclosure Schedule, declare, set aside or pay any dividend or distribution in any property in respect of any interest of the Company;

(f)    take or permit any action that would cause any of the changes, events or conditions described in Section 4.07(d), (f), (g), (h), (j), (k), (l), or (n) to occur.

Section 6.02. Confidentiality; Access.

(a)    Buyer shall comply with, and shall cause its Affiliates to comply with, all of its obligations under the confidentiality agreement, dated as of May 17, 2024 (the “Confidentiality Agreement”), between Integer Holdings Corporation and Buyer with respect to any information relating to Seller or any Seller Affiliate, which Confidentiality Agreement shall remain in full force and effect following the Closing Date and survive any termination of this Agreement.

(b)    Subject to the terms of the Confidentiality Agreement and other confidentiality obligations and similar restrictions that may be applicable to information in the possession of Seller or the Company that has been furnished by third parties from time to time, during the period following the date hereof and prior to the Closing, upon reasonable notice and during normal business hours, Seller will (i) afford the officers, employees and Representatives of Buyer reasonable access to the offices, properties, senior executives, and books and records of the Company, and (ii) furnish to the officers, employees and Representatives of Buyer such additional financial and operating data and other information regarding the assets, properties and business to the extent related to the Company as Buyer may from time to time reasonably request in order to assist Buyer in fulfilling its obligations under this Agreement or facilitate the transactions contemplated by this Agreement; provided that (A) any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company; (B) neither Buyer nor any of its Representatives shall contact or have any discussions with any of the officers, employees, landlords/sub-landlords, customers or suppliers of the Company or Seller without the prior written consent of Seller and without the presence of a representative of the Company or Seller; (C) Buyer shall be responsible for any damage to any Real Property owned or leased by the Company or Seller, or any other assets or property of the Company or Seller caused by Buyer or any of its Representatives; (D) neither the Company nor Seller shall be required to disclose any information related to the sale of the Company or any activities in connection therewith, including the solicitation of proposals from third parties in connection with the sale of the Company or its Representatives’ evaluation thereof, including projections, financial or other information related thereto; (E) Buyer shall have no right to perform invasive or subsurface investigation of the Company’s properties without the prior written consent of Seller, which consent may be withheld for any reason; and (F) neither Seller nor the Company shall be required to confer, afford such access or furnish such copies or other information (x) to the extent that doing so would result in the breach of any confidentiality or similar agreement to which Seller or the Company is a party as of the date of this Agreement, (y) that is competitively sensitive, or (z) the disclosure of which would reasonably be expected to result in the loss or impairment of attorney-client privilege.

Section 6.03. Supplemental Disclosure; Notice of Developments.

(a)    Seller may from time to time prior to the Closing supplement or amend the Disclosure Schedule with respect to (i) any matter that existed as of the date of this Agreement and should have been set forth in the Disclosure Schedule in order to make each of the representations and warranties in ARTICLE III and ARTICLE IV true and correct and (ii) any matter hereinafter arising which, if existing as of the date of this Agreement, would have been required to be set forth in the Disclosure Schedule in order to make each of the representations and warranties in ARTICLE III and ARTICLE IV true and correct; provided that with respect to clause (ii) above, any such supplemental or amended disclosure shall, for purposes of this Agreement, be deemed to have been disclosed as of the Closing.

(b)    From the date of this Agreement until Closing, Seller shall notify Buyer in writing (whether by providing a supplement or amendment to the applicable Disclosure Schedule or otherwise) of any development occurring after the date hereof causing a breach of any of the representations and warranties in ARTICLE III or ARTICLE IV above that could result in the condition set forth in Section 8.02(a) not being satisfied at Closing. If (i) Buyer has the right to terminate this Agreement pursuant to Section 10.01 below by reason of such development and (ii) Buyer does not exercise that right within five (5) Business Days after gaining such right, as provided in Section 10.01 below, then written notice pursuant to this Section 6.03(b) shall be deemed to have amended the Disclosure Schedule to have qualified the representations and warranties contained in ARTICLE III and ARTICLE IV above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

Section 6.04. Efforts. Each Party shall use its best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to promptly consummate the transactions contemplated by this Agreement; (ii) obtain all authorizations, consents, orders and approvals of, and give all notices to and make all filings with, any Governmental Authority and those third parties listed on Section 6.04 of the Disclosure Schedule that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement; (iii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement; and (iv) fulfill all conditions to such Party’s obligations under this Agreement, in each case such that all of the actions described in clauses (i) through (iv) of this Section 6.04 may be taken and the Closing may be consummated no later than the End Date. Each Party shall cooperate fully with the other Party in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices and making such filings. Furthermore, Seller shall use reasonable best efforts and reasonably cooperate with Buyer to obtain an owner’s title insurance policy (and a lender’s policy if applicable), insuring the Owned Real Property naming the Company as insured, and all commercially reasonable endorsements required by Buyer other than a non-imputation endorsement. Seller shall use reasonable best efforts to satisfy any Schedule B-1 requirements and provide an owner’s affidavit to such title company and any other information or documentation such title company may reasonably request.

Section 6.05. Affiliate Arrangements and Accounts. Except as otherwise contemplated by this Agreement or the Ancillary Documents, Seller shall, and shall cause its Affiliates to, prior to or effective upon the Closing, terminate all arrangements, commitments and Contracts between the Company, on the one hand, and Seller or any of Seller’s Affiliates (other than the Company), on the other hand. Prior to Closing, Seller shall cause the Company to take such action as is necessary or advisable to settle all intercompany balances relating to the period ending on or prior to the Closing Date between the Company, on the one hand, and Seller or any of Seller’s Affiliates (other than the Company), on the other hand.

Section 6.06. Exclusivity. Prior to the earlier to occur of Closing or the termination of this Agreement pursuant to Section 10.01, the Seller shall not, and shall direct that its Representatives and the Company and its Representatives not to (a) solicit, initiate or knowingly encourage the initiation of any Acquisition Proposal or (b) participate in any discussions or negotiations with any third party regarding, or furnish to any third party any information in connection with, any Acquisition Proposal.

Section 6.07. Public Announcements. The initial press releases of Seller and Buyer with respect to the closing of the transactions contemplated by this Agreement shall be mutually agreed to by the Parties. Thereafter, no public release or announcement or statement, either written or oral, concerning this Agreement, the transactions contemplated hereby or negotiations related thereto shall be made by Buyer, the Company, Seller or any of their respective Affiliates, without the express prior written consent of Buyer and Seller; except (i) with respect to Seller (or its Affiliates), as required or advisable by applicable Law or the rules or regulations of any applicable Governmental Authority or stock exchange to which Seller (or its Affiliates) is subject or is responsive to investor inquiries or made in connection with any regular quarterly investor presentation, or (ii) for such releases, announcements or statements that are materially consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.07.

Section 6.08. [Reserved.]

Section 6.09. Books and Records. For a period of six (6) years after the Closing, Buyer shall (i) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and (ii) upon reasonable notice, afford Seller or its Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VII. Buyer shall not be obligated to provide Seller or its Representatives with access to any books or records (including personnel files) pursuant to this Section 6.09 where such access would violate any Law or Contract with any third party.

Section 6.10. Indemnification of Directors and Officers.

(a)    During the period ending six (6) years after the Closing Date, Buyer will ensure that the Company fulfills its obligations to the present and former members of the Company’s board of directors and present and former officers of the Company (the “Indemnified D&Os”) pursuant to the terms of the Company’s certificate of incorporation, bylaws, and other organizational documents, as the case may be, as well as in any written indemnity agreement between any Indemnified D&O and the Company, each as in effect on the date hereof.

(b)    In the event Buyer or the Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfer or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that such continuing or surviving entity or transferee of such assets, as the case may be, shall assume all of the obligations set forth in this Section 6.10.

(c)    The terms and provisions of this Section 6.10 are intended to be in addition to the rights otherwise available to the Indemnified D&Os by applicable Law, the Company’s certificate of incorporation, bylaws, and other organizational documents, or other contract, as applicable, and shall operate for the benefit of, and shall be enforceable by, the Indemnified D&Os and their respective heirs and representatives, each of whom is an intended third party beneficiary of this Section 6.10.

(d)    With respect to any third party Action subject to indemnification under this Section 6.10: (i) both the Indemnified D&Os and the indemnifying party, as the case may be, shall keep the other Person fully informed of the status of such third party Action and any related claims at all stages thereof where such Person is not represented by its own counsel, and (ii) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any third party Action.

Section 6.11. Restrictive Covenants.

(a)    For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its controlled Affiliates, directly or indirectly, to (i) engage in, or assist others in engaging in, the Restricted Business in the Territory; (ii) have an interest in any Person that engages in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company with respect to the Restricted Business. Notwithstanding the foregoing, (v) any Benefit Plan of Seller or its controlled Affiliates may own, directly or indirectly, as a passive investment by such Benefit Plan, securities of any kind of any Person, (w) Seller or its controlled Affiliates may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller or its controlled Affiliate is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person, (x) there shall be no restriction on Seller or its controlled Affiliates interacting with any actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of the Company and any Person that becomes a client or customer of the Company after the Closing), or any other Person who has a business relationship with the Business, with respect to business or matters unrelated to the Restricted Business, (y) Seller and its controlled Affiliates will be permitted to conduct the Restricted Business in the Territory to the extent such conduct relates to, or was undertaken in connection with, the business of any Person acquired by Seller or a controlled Affiliate of Seller after the Closing Date, provided that (A) the revenue derived from the Restricted Business by such Person does not represent more than ten percent (10%) of the gross revenues of such Person for its most recently completed fiscal year prior to the date of the acquisition and (B) Seller or its controlled Affiliate, as applicable, (1) sells or otherwise transfers that portion of the business of such Person that constitutes a Restricted Business to a third party purchaser (a “Restricted Business Line Sale”) upon terms and conditions and at a price determined by Seller or such controlled Affiliate, as applicable, in its sole discretion, within nine (9) months following the date of acquisition of such Person or (2) winds down that portion of the business of such Person that constitutes a Restricted Business within nine (9) months following the date of acquisition of such Person, and (z) Seller or its controlled Affiliates may make equity investments in any Person that conducts the Restricted Business, provided that such investments are passive and do not confer control of the Restricted Business on Seller or any controlled Affiliate, and the revenue derived from the Restricted Business represents not more than ten percent (10%) of the gross revenues of such Person for its most recently completed fiscal year prior to the date of the equity investment. If Seller, in its sole discretion, determines to pursue a Restricted Business Line Sale, Seller shall first inform Buyer in writing of the proposed Restricted Business Line Sale and shall consider in good faith any written offer submitted by Buyer therefor within thirty (30) days of such notification. If (i) Buyer fails to submit a written offer in connection with the proposed Restricted Business Line Sale within thirty (30) days after notification from Seller or (ii) Seller reject the written offer from Buyer for the proposed Restricted Business Line Sale, Seller shall thereafter be free to pursue the Restricted Business Line Sale with any third party purchaser.

(b)    During the Restricted Period, Seller shall not, and shall not permit any of its controlled Affiliates to, directly or indirectly, hire, engage, or solicit any employee of the Company, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such Company employees; provided, that nothing in this Section 6.11 shall prevent Seller or any of its controlled Affiliates from hiring as an employee or engaging as an independent contractor (i) any employee whose employment has been terminated by Buyer or the Company at or after the Closing, or (ii) any employee whose employment has been voluntarily terminated by the employee on or after one hundred eighty (180) days from the date of termination of employment.

(c)    During the Restricted Period, Buyer shall not, and shall not permit any of its controlled Affiliates to, directly or indirectly, hire, engage, or solicit any person who is or was employed by Seller or any of its Affiliates (other than the Company) and who was introduced to the Buyer during the due diligence process or the negotiation of the transactions contemplated by this Agreement, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.11 shall prevent Buyer or any of its controlled Affiliates from hiring as an employee or engaging as an independent contractor (i) any employee whose employment has been terminated by Seller or any of its Affiliates (other than the Company) or (ii) any employee whose employment has been voluntarily terminated by the employee on or after ninety (90) days from the date of termination of employment.

(d)    Seller and Buyer each acknowledges that a breach or threatened breach of this Section 6.11 could give rise to irreparable harm to Buyer or Seller, as applicable, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller or Buyer, as applicable, of any such obligations, Buyer or Seller, as applicable may, in addition to any and all other rights and remedies that may be available to it in respect of such breach, seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)    Seller and Buyer each acknowledges that the restrictions contained in this Section 6.11 are reasonable and necessary to protect the legitimate interests of Buyer and Seller and constitute a material inducement to Buyer and Seller to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.11 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.11 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.12. Further Assurances. Following the Closing, the Parties hereto shall use all reasonable efforts to take or cause to be taken all actions, execute and deliver such additional instruments, documents, conveyances or assurances and to do or cause to be done all other things, necessary, proper or advisable, or otherwise reasonably requested by another Party hereto, in order for such Party to fulfill and perform its obligations in respect of this Agreement and the Ancillary Documents to which any such Person is a party, or otherwise to consummate and make effective the transactions contemplated hereby and thereby and carry out the intent and purposes of this Agreement.

Section 6.13. Seller Name and Marks.

(a)    Buyer acknowledges and agrees that Seller is not transferring ownership rights in or to, and Buyer is not purchasing, acquiring or otherwise obtaining any ownership rights in or to, any name or registered or unregistered trademark, corporate names, brand names and other designations comprising, including or incorporating the names “Integer”, “Lake Region Medical”, “Greatbatch” or “Greatbatch Medical” (or any variations thereof or any word or phrase confusingly similar thereto), or any registrations, applications to register or goodwill associated with or relating to any of the foregoing (collectively, the “Seller Names and Marks”).

(b)    Other than as expressly authorized in this Section 6.13, neither Seller nor any other Seller Affiliate is granting Buyer or its Affiliates (including the Company) a license to use, and neither Buyer nor any of its Affiliates (including the Company) shall use, the Seller Names and Marks in any manner whatsoever, including in any (i) advertising or promotional materials or (ii)    stationery, business cards, business forms or other similar items included in the Company’s assets and properties, in each case that contain anywhere thereon any of the Seller Names and Marks; provided, that the foregoing shall not be deemed to prohibit Buyer or any of its Affiliates from (x) retaining and using internal records and other historical or archived documents containing or referencing the Seller Names and Marks, (y) selling any items in inventory or using packaging materials or labels and the like on hand or on order as of the Closing Date bearing any Seller Names and Marks, or (z) making factually accurate historical references to the Business formerly being owned and operated by Seller and any other Seller Affiliate. Buyer hereby acknowledges and agrees that any rights of the Company in or to the Seller Names and Marks pursuant to the terms of any contract, agreement, instrument or commitment in existence prior to the Closing Date automatically terminate on the Closing Date.

(c)    If Buyer or any Affiliate of Buyer (including, after the Closing, the Company) violates any of its obligations under this Section 6.13, Seller and its Affiliates may proceed against Buyer or its Affiliates in law or in equity for such damages or other relief as a court may deem appropriate. Buyer acknowledges and agrees that: (i) a violation of this Section 6.13 may cause Seller and its Affiliates irreparable harm, which may not be adequately compensated for by money damages; and (ii) in the event of any such actual or threatened violation, Seller and any of its Affiliates shall be entitled, in addition to other remedies that they may have, to seek a temporary restraining order and to preliminary and final injunctive relief against Buyer or such Affiliate of Buyer to prevent any such actual or threatened violation without the necessity of posting a bond.

Section 6.14. Employee Matters.

(a)    From the Closing Date until the first anniversary thereof, Buyer shall provide each Continuing Employee with (i) total cash compensation (including base salary or wage level, as applicable, and cash bonus opportunity, including, with respect to calendar year 2024, pursuant to a cash bonus plan that operates in a manner that is substantially similar to the case bonus plan of Integer Holdings Corporation of which the Company employees were eligible to participate prior to the Closing Date) that is at least equal to that provided to each such Continuing Employee immediately prior to the Closing Date and (ii) employee benefits that, in the aggregate, are substantially the same as those that are generally made available to similarly-situated employees of Buyer and its Affiliates.

(b)    Effective as of immediately prior to the Closing, each Continuing Employee will cease to actively participate in any Benefit Plan that is sponsored by Seller or any of its Affiliates (other than any Benefit Plan that is sponsored solely by the Company). Buyer will cause any employee benefit plan of Buyer or its Affiliates in which the Continuing Employees are entitled to participate in on or following the Closing (collectively, the “Buyer Benefit Plans”), to take into account for purposes of eligibility, vesting, level of benefits and benefit accrual thereunder (including for purposes of paid time off, but excluding benefit accruals under defined benefit pension or retiree medical or retiree life plans), service by the Continuing Employees with the Company as if such service were with Buyer or its applicable Affiliate, to the same extent such service was credited under a comparable Benefit Plan (except to the extent it would result in a duplication of benefits for the same period of service, for purposes of any defined benefit pension or retiree medical or retiree life plan or such service is with respect to a newly-established Buyer Benefit Plan for which similarly-situated employees of Buyer or its applicable Affiliates do not receive past service credit). Buyer will (x) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any Buyer Benefit Plans that such employees may be eligible to participate in after the Closing, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing under any Benefit Plan that provides welfare benefits to the Continuing Employees immediately prior to the Closing, and (y) provide each Continuing Employee with credit for any co-payments and deductibles paid by the Continuing Employee and/or his or her dependents prior to the Closing in satisfying any applicable deductible or out-of-pocket requirements under any welfare benefit plans (other than a Benefit Plan) that such employees are eligible to participate in after the Closing.

(c)    As soon as practicable following the Closing Date, Buyer or one of its Affiliates (including, after the Closing, the Company) shall have in effect one or more defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Buyer 401(k) Plan”) under which the Continuing Employees will be eligible to participate. Buyer shall take, or cause to be taken, all actions necessary or appropriate to ensure that, under the terms of any Buyer 401(k) Plan, Continuing Employees will be permitted to rollover their vested account balances (including any outstanding loan promissory notes for participant loans) from any Benefit Plan that is a defined contribution plan intended to be a qualified retirement plan under Section 401(a) of the Code, at a Continuing Employee’s election.

(d)    With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to any Company Benefit Plan that are personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Closing Date, Buyer or its Affiliates (including the Company) shall assume the liability for such time and allow such Continuing Employee to use such time solely as sick or vacation time.

(e)    As of no later than the Closing Date, Buyer shall establish a cafeteria plan that shall provide health and dependent care flexible spending account benefits to Continuing Employees on and after the Closing Date (the “Buyer’s Section 125 Plan”). The Parties shall use commercially reasonable efforts to ensure that any health and dependent care flexible spending accounts of Continuing Employees (whether positive or negative) (the “Transferred Account Balances”) under Seller’s or its Affiliate’s cafeteria plan (“Seller’s Section 125 Plan”) are transferred as soon as practicable after the Closing Date, from the Seller’s Section 125 Plan to the Buyer’s Section 125 Plan. Through the end of the calendar year in which the Closing Date occurs, Buyer shall honor and continue the elections made by each Continuing Employee under the Seller’s Section 125 Plan in respect of the health and dependent care flexible spending accounts that are in effect immediately prior to the Closing. Such Buyer’s Section 125 Plan shall assume responsibility as of the Closing Date for all outstanding health and dependent care claims under the corresponding Seller’s Section 125 Plan of each Continuing Employee. As soon as practicable after the Closing Date, and in any event within thirty (30) days after the amount of the Transferred Account Balances is determined or such later date as mutually agreed upon by the Parties, Seller shall pay Buyer the net aggregate amount of the Transferred Account Balances, if such amount is positive, and Buyer shall pay Seller the net aggregate amount of the Transferred Account Balances, if such amount is negative.

(f)    Notwithstanding anything contained in the Agreement to the contrary, no provision of this Agreement is intended to, nor does, (i) prohibit Buyer or its Affiliates from amending or terminating any Benefit Plan sponsored by the Company in accordance with its terms and applicable Law, (ii) require Buyer or its Affiliates to keep any Person employed for any period of time, or (iii) constitute the establishment or adoption of, or amendment to, any Benefit Plan (or any benefit plan maintained by Buyer or its Affiliates), and no Person participating in any such Benefit Plan (or benefit plan) maintained by any of the Company, Buyer or their respective Affiliates shall have any claim or cause of action, under ERISA or otherwise, in respect of any provisions of this Agreement as it relates to any such Benefit Plan or otherwise. The provisions of this Section 6.14 are solely for the benefit of the Parties to this Agreement and no current or former employee, Continuing Employee, director, or independent contractor or any other individual associated therewith shall be regarded for any purposes as a third-party beneficiary of this Agreement.

Section 6.15. ITAR Compliance. Within five (5) calendar days after the Closing Date, Buyer and Seller shall, or shall cause an appropriate an Affiliate to, submit notice to Department of State Directorate of Defense Trade Controls under ITAR §122.4(a)(2) with respect to the transactions contemplated hereby.

Section 6.16. U.S. WARN Act, Etc. Buyer agrees to provide any required notice under the WARN Act and any other similar applicable state and local Laws and to otherwise comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) affecting employees of the Company and occurring on or within 90 days after the Closing Date. Provided that on or before the Closing Date, Seller has provided Buyer with a list, by date and location, of employee layoffs implemented by Seller and its subsidiaries (including the Company) with respect to employees of the Company during the ninety (90) day period preceding the Closing Date, Buyer shall indemnify and hold harmless Seller and its subsidiaries with respect to any liability under the WARN Act or other similar applicable state, local and foreign Laws arising from the actions (or inactions) of Buyer or its Affiliates on or after the Closing Date.

Section 6.17. Wrong Pockets. If, following the Closing, either Buyer or Seller discovers that it or any of its Affiliates possesses any right or other asset, or is liable for any liability that, in the case of Seller, relates exclusively to the Business or, in the case of Buyer, relates exclusively to the business of Seller and its Affiliates (excluding the Company), such Party shall, and shall cause its Affiliates to, transfer or cause to be transferred such right, asset or liability to such other Party or its Affiliate, and such Party or its Affiliate shall accept and assume any such right, asset or liability, as applicable, for no additional consideration other than as previously paid as provided in this Agreement. If, following the Closing, either Buyer or Seller or any of its Affiliates receives any payments due to the other Party or an Affiliate thereof in respect of the rights, assets or liabilities allocated to such other Party or Affiliate thereof pursuant to this Agreement, then the Party in receipt of such payments shall promptly remit (or cause to be promptly remitted), or deliver (or cause to be delivered), such payments to the other Party or Affiliate thereof.

ARTICLE VII

TAX MATTERS

Section 7.01. Tax Covenants.

(a)    Pre-Closing Tax Periods. Buyer and its Affiliates (including, after the Closing, the Company) shall not, unless required by applicable Law, without the prior written consent of Seller, take any of the following actions with respect to the Company for any Pre- Closing Tax Period that ends on or prior to the Closing Date: (a) file or amend or otherwise modify any Tax Return, (b) make any Tax election (including an election pursuant to Sections 336 or 338 of the Code), or change in Tax accounting period or method, (c) initiate or execute any ruling request, voluntary disclosure agreement or similar agreement with any Governmental Authority, or (d) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to any Tax or Tax Return. Upon timely delivery by Seller, Seller may request that Buyer shall file (or shall cause to be filed) any amended Tax Return with respect to Pre-Closing Tax Periods of the Company and shall execute any powers of attorney or similar documents that may be required to effectuate the intent of this Section 7.01(a). Buyer agrees to consider in good faith any request by Seller pursuant to this Section 7.01(a). Buyer agrees that Seller is to have no Liability for any Tax resulting from any action of Buyer, the Company, its Affiliates or any of their respective Representatives in violation of this Section 7.01(a), and agrees to indemnify and hold harmless Seller and its Affiliates with respect thereto.

(b)    Return Filing Obligations.

(i)    Seller shall prepare or shall cause to be prepared (a) any combined, consolidated or unitary Tax Return that includes Seller and its Affiliates (excluding the Company), on the one hand, and the Company, on the other hand (a “Combined Tax Return”), and (b) any Tax Return (other than any Combined Tax Return) that is required to be filed by or with respect to the Company for any Pre-Closing Tax Period that ends on or prior to the Closing Date (a “Separate Tax Return”). In the case of any such Combined Tax Return and any such Separate Tax Return, Seller shall prepare or cause to be prepared such Tax Return in a manner consistent with past practices of the Company (or of Seller with respect to the Company) to the extent permitted by applicable Law. Seller shall prepare and deliver, or cause to be delivered, to Buyer all Separate Tax Returns that are required to be filed after the Closing Date at least fifteen (15) days prior to the due date for filing such Tax Returns (taking into account any extensions) for Buyer’s review and comment, or as early as possible before such due date if, at the time of Closing, any such Tax Return is due in less than fifteen (15) days. Buyer and Seller shall work in good faith to resolve any Buyer comments to such Tax Returns. Buyer shall sign and timely file or cause to be signed and timely filed such Tax Returns and timely pay any Taxes shown to be due with such Tax Returns and Seller shall pay Buyer any applicable Taxes included on such Tax Returns pursuant to Section 7.01(b)(iii). Buyer shall cause the Company to provide Seller and its Affiliates and Representatives in a timely fashion all information relating to the Company necessary for the preparation and filing of the Combined Tax Returns. To the extent required under applicable Law, Seller shall include the income of the Company (including any deferred items required to be included in income by Treasury Regulations Section 1.1502-13 and any excess loss account taken into income under Treasury Regulations Section 1.1502-19) on Seller’s Combined Tax Returns for all periods through the end of the day of the Closing Date and pay any U.S. federal income Taxes attributable to such income. The Parties agree that Seller Transaction Expenses shall be claimed by Seller on the Combined Tax Returns, to the extent permitted by applicable Law.

The Parties further agree that no election shall be made by any Party (or the Company) under Treasury Regulations Section 1.1502-76(b)(2)(ii) (or any similar provision of state, local, or foreign Law) to ratably allocate items incurred by the Company.

(ii)    Except as set forth in Section 7.01(b)(i), Buyer shall control and be responsible for the filing of all Tax Returns filed with respect to the Company after the Closing Date. Buyer shall prepare any Tax Returns of the Company for any Straddle Period in accordance with past practice (including, for this purpose, any past practice of Seller or its Affiliates) to the extent permitted by applicable Law. Buyer shall provide Seller with a copy of any such Tax Returns for a Straddle Period for review and comment by Seller at least fifteen (15) days prior to the date such Tax Return is required to be filed, or as early as possible before such filing date if, at the time of Closing, any such Tax Return is required to be filed in less than fifteen (15) days, and Buyer shall make any changes reasonably requested by Seller.

(iii)    Seller shall pay to Buyer an amount equal to the Taxes shown on any Separate Returns and the Tax Returns for any Straddle Period to the extent such Taxes are allocable to the Pre-Closing Tax Period under Section 7.02, except to the extent such Taxes were taken into account in calculating the adjustments to Purchase Price described in Section 2.03, at the later of five (5) days prior to the due date (including extensions) of such Tax Returns or upon written demand thereof.

(iv)    Notwithstanding anything to the contrary in this Agreement or any other agreement entered into in connection with the consummation of the transactions contemplated by this Agreement, except to the extent such Tax Return relates solely to the Company, Seller shall not be required to provide any Person with any consolidated, combined, unitary or similar Tax Return of Seller (or any of its Affiliates) or any related workpapers or any information related thereto.

(c)    Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, all Transfer Taxes shall be borne and paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller when due, regardless of the Person liable for such obligations under applicable Law or the Person making payment to the applicable Governmental Authority or other third party. The Party required to file any Tax Return related to Transfer Taxes shall timely file any such Tax Return or other document with respect to such Taxes or fees (and the other Party shall cooperate with respect thereto as necessary).

Section 7.02. Allocation of Taxes for Straddle Period. All Taxes and Tax Liabilities of the Company that relate to a Straddle Period shall be allocated to the Pre-Closing Tax Period in the following manner:

(a)    In the case of Taxes (i) based upon, or measured by reference to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, such Taxes shall be deemed equal to the amount which would be payable if the taxable year ended as of the end of the day on the Closing Date; and

(b)    In the case of Taxes other than Taxes described in Section 7.02(a) (including those imposed on a period basis), such Taxes shall be deemed equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the day of the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

The remainder of the Taxes for the Straddle Period shall be allocated to the Post-Closing Tax Period and shall be the sole responsibility of Buyer. To the extent permitted by applicable Law, and notwithstanding anything to the contrary in this Agreement, the Seller Transaction Expenses shall be allocated to the Pre-Closing Tax Period portion of any Straddle Period for purposes of calculating the amount of any Taxes due with respect to a Straddle Period.

Section 7.03. Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated or amended to remove the Company as a party as of the Closing Date, and after such date the Company shall have no further rights or liabilities thereunder. In addition, after such date, neither the Seller nor any of Seller’s Affiliates shall have any further rights or liabilities thereunder with respect to the Company.

Section 7.04. Contests.

(a)    Each Party will promptly notify the other Party in writing upon receipt by such Party (or any of its Affiliates) of notice of any pending or threatened audit, examination or proceeding by a Governmental Authority with respect to Taxes or Tax Returns of or related to the Company (a “Tax Claim”); provided, however, that the failure of such Party to give prompt notice shall not relieve the other Party of any of its obligations hereunder except to the extent the other Party can demonstrate actual prejudice as a result of such failure.

(b)    Seller may, at its own expense, participate in, and upon written notice to Buyer, assume the defense of any Tax Claim relating solely to any Pre-Closing Tax Period that ends on or prior to the Closing Date, if Seller has conclusively established in writing their obligation to indemnify the Company, Buyer and their Affiliates with respect to such Tax Claim and all Losses related thereto and at all times conducts the defense of the Tax Claim in good faith and in a reasonably diligent manner.

(c)    Seller will have the right to participate jointly with Buyer in representing the interests of the Company in any Tax Claim relating to a Straddle Period, if and to the extent that such period includes any Pre-Closing Tax Period, and to employ counsel of its choice at its expense if Seller has conclusively established in writing its obligation to indemnify the Company, Buyer and their Affiliates with respect to such Tax Claim and all Losses related thereto to the extent they relate to a Pre-Closing Tax Period. Buyer and Seller agree to cooperate in the defense of any Tax Claim in such proceeding.

(d)    Seller shall be entitled to control in all respects, and neither Buyer nor any of its Affiliates (including, after the Closing, the Company) shall be entitled to participate in, any Tax Claim with respect to (i) any Tax Return of Seller or (ii) any consolidated, combined, unitary or similar Tax Return of a consolidated, combined or unitary group that includes Seller.

Section 7.05. Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VII or in connection with any audit or proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to ruling or other determinations by tax authorities. Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other Party in writing of such extensions for the respective Tax periods.

Section 7.06. Tax Refunds. Any Tax refund, credit or similar benefit (including any interest paid or credited with respect thereto) (a “Tax Refund”) relating to the Company for Taxes paid for any Pre-Closing Tax Period shall be the property of Seller except to the extent such Tax Refund was taken into account in calculating the adjustments to Purchase Price described in Section 2.03. Buyer shall pay to Seller within fifteen (15) days after such receipt or entitlement thereto, an amount equal to such refund or credit, together with any interest received or credited thereon. If any Tax Refund paid by Buyer to Seller pursuant to this Section 7.06 is subsequently disallowed pursuant to audit or otherwise, Seller shall, within fifteen (15) days, repay any such amounts plus any applicable penalties and interest to Buyer.

Section 7.07. Indemnification for Post-Closing Transactions. Buyer will indemnify Seller for any additional Taxes owed by Seller (including Taxes owed by Seller due to any indemnification payment made under this Section) resulting from any transaction engaged in by the Company or Buyer with respect to the Company, in either case, that was not in the ordinary course of business and that occurred on the Closing Date following the Closing.

Section 7.08. Post-Closing Transactions not in Ordinary Course. Buyer and Seller agree to report all transactions engaged in by the Company or Buyer, in either case, with respect to the Company, that are not in the ordinary course of the Company’s business and occurring on the Closing Date following the Closing as includable on Buyer’s federal income Tax Return to the extent permitted by Treasury Regulations Section 1.1502-76(b)(1)(ii)(B).

Section 7.09. Transaction Tax Deductions.

To the extent any Transaction Tax Deductions result in a reduction of income (or similar) Taxes actually owed and payable (a “Tax Reduction”) by Buyer (or its Affiliates including the Company after the Closing) or successor to any of the foregoing, or any member of a consolidated, combined or unitary group of which any of the foregoing is a member (collectively, the “Buyer Tax Group”) for any Post-Closing Tax Period or for the Post-Closing Tax Period portion of any Straddle Period, then Buyer shall pay to Seller an amount equal to each such Tax Reduction. Buyer shall take, and shall cause the other members of the Buyer Tax Group to take, all reasonable steps to ensure that all available Transaction Tax Deductions are utilized at the earliest possible time. Payment of any Tax Reduction shall be made at the due date for filing the Tax Return (after taking into account extensions) for the taxable year or period in which the Tax Reduction in question occurs or is claimed.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01. Condition to Obligations of Each Party under this Agreement. The respective obligations of Buyer and Seller to effect the sale of the Shares and consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the condition, as of the Closing, that no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, or Governmental Order (whether temporary, preliminary, or permanent) that (i) is in effect and (ii) has the effect of making the sale of the Shares illegal or otherwise prohibiting consummation of the sale of the Shares; provided, however, that prior to asserting this condition, each Party shall have used their reasonable best efforts to prevent the entry of any Governmental Order and to appeal as promptly as possible any such Governmental Order that may be entered.

Section 8.02. Conditions to Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated by this Agreement are subject to satisfaction or waiver as of the Closing of each of the following conditions:

(a)    Representations and Warranties. Each of the representations and warranties of Seller in ARTICLE III and ARTICLE IV of this Agreement shall be true and correct (without giving effect to “materiality”, “Material Adverse Effect” or similar qualifiers) on and as of the date hereof and as of the Closing as though such representations and warranties had been made as of the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date); provided, however, that the condition set forth in this Section 8.02(a) shall be deemed satisfied unless the effect of all failures of such representations and warranties to be so true and correct would have a Material Adverse Effect.

(b)    Agreements and Covenants. Seller shall have performed and complied in all material respects with all covenants required to be performed and complied with by it prior to the Closing; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)    Seller Certificate. Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied.

(d)    Deliveries. All of the documents, instruments, and other items to be delivered pursuant to Section 9.01 as of the Closing shall have been executed by the parties thereto other than Buyer, if applicable, and delivered to Buyer.

(e)    Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

Section 8.03. Conditions to Obligations of Seller. The obligations of Seller to effect the transactions contemplated by this Agreement are subject to satisfaction or waiver as of the Closing of the following additional conditions:

(a)    Representations and Warranties. Each of the representations and warranties of Buyer in ARTICLE V of this Agreement shall be true and correct (without giving effect to “materiality”, “Material Adverse Effect” or similar qualifiers) on and as of the date hereof and as of the Closing as though such representation or warranty had been made at the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date); provided, however, that the condition set forth in this Section 8.03 shall be deemed satisfied unless the effect of all failures of such representations and warranties to be so true and correct would not materially delay or prevent the consummation of the transactions contemplated hereby in accordance with the terms hereof.

(b)    Agreements and Covenants. Buyer shall have performed and complied in all material respects with all covenants required to be performed and complied with by it prior to the Closing; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)    Buyer Certificate. Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.

(d)    Deliveries. All of the documents, instruments, and other items to be delivered pursuant to Section 9.02 Section 9.01 on or before Closing shall have been executed by Buyer, if applicable, and delivered to Seller.

ARTICLE IX

CLOSING DELIVERIES

Section 9.01. Closing Deliverables of Seller. At or prior to the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a)    Initial Closing Statement;

(b)    each other Ancillary Document, duly executed and delivered by Seller and the Company (in each case, if party thereto), in the form agreed by the Parties and attached as an Exhibit hereto (if applicable);

(c)    a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is incorporated;

(d)    resignations or removal of the directors and officers of the Company in a form reasonably acceptable to Buyer effective at Closing;

(e)    stock certificate evidencing the Shares duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank;

(f)    payoff letters in respect of any Payoff Indebtedness;

(g)    documentation evidencing the release of the Encumbrances set forth on subsections (1) to (5) of Section 1.01(b) of the Disclosure Schedules on or against any assets or securities of the of the Company;

(h)    an Internal Revenue Service Form W-9, duly executed by Seller;

(i)    full releases of all recorded mortgages, deeds of trust and other financing instruments affecting the Owned Real Property listed on Section 9.01(i) of the Disclosure Schedule, acknowledged and in proper form for recording, or payoff statements from the holder(s) of the same committing to release the Owned Real Property from the lien of the same upon receipt of payment in full satisfaction of the debt secured by such mortgages, deeds of trust and other financing instruments affecting the Owned Real Property; and

(j)    any documents or information reasonably required by Buyer’s title company including, but not limited to, an owner’s affidavit of title from Buyer’s title company.

Section 9.02. Closing Deliverables of Buyer. At or prior to the Closing, Buyer shall deliver or cause to be delivered to Seller or third parties, as applicable:

(a)    the payments described in Section 2.03(a); and

(b)    each Ancillary Document, duly executed and delivered by Buyer (if party thereto), in the form agreed by the Parties and attached as an Exhibit hereto (if applicable).

ARTICLE X

TERMINATION

Section 10.01. Termination Before Closing. This Agreement may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of Seller and Buyer;

(b)    by either Seller or Buyer if the Closing has not been consummated by December 1, 2024 (the “End Date”); provided, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to any Party whose action or failure to act has been a principal cause of, or resulted in the failure of, the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)    by either Seller or Buyer, if a Governmental Authority shall have issued or enacted any Law or Governmental Order or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing, which Law or Governmental Order is final and nonappealable, as applicable;

(d)    by Seller, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Buyer, such that the conditions set forth in Section 8.03 would not be satisfied as of the time of such breach; provided that if such breach by Buyer is curable prior to the End Date through the exercise of reasonable efforts, then Seller may not terminate this Agreement under this Section 10.01(d) prior to twenty (20) days following written notice from Seller to Buyer of such breach (it being understood that Seller may not terminate this Agreement pursuant to this Section 10.01(d) if (i) such breach by Buyer is cured such that such conditions would then be satisfied, (ii) such breach by Buyer is due primarily to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing, or (iii) Seller is in breach of this Agreement such that the conditions set forth in Section 8.02 would not be satisfied);

(e)    by Buyer, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Seller, such that the conditions set forth in Section 8.02 would not be satisfied as of the time of such breach; provided that if such breach is curable by Seller prior to the End Date through the exercise of reasonable efforts, then Buyer may not terminate this Agreement under this Section 10.01(e) prior to twenty (20) days following notice from Buyer to Seller of such breach (it being understood that Buyer may not terminate this Agreement pursuant to this Section 10.01(e) if (i) such breach by Seller is cured such that such conditions would then be satisfied, (ii) such breach by Seller is due primarily to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing, or (iii) Buyer is in breach of this Agreement such that the conditions set forth in Section 8.03 would not be satisfied); or

(f)    by Seller if (i) all of the conditions set forth in Section 8.01 and Section 8.02 have been satisfied by Seller or waived in writing by Buyer (other than any conditions that by their terms are to be satisfied at the Closing, provided that each of such conditions is able to be satisfied at the Closing), (ii) Buyer has failed to consummate the Closing at the time required pursuant to Section 2.04(a), (iii) Seller has notified Buyer in writing that (A) all of the conditions set forth in Section 8.03 have been satisfied or, if permissible under Law, will be waived in writing by Seller, and (B) Seller stands ready, willing and able to consummate the Closing, and (iv) Buyer fails to consummate the Closing by the expiration of five (5) Business Days following such notification.

Section 10.02. Effect of Termination.

(a)    If Seller or Buyer wishes to terminate this Agreement pursuant to Section 10.01, then such Party shall deliver to the other Party a written notice stating that such Party is terminating this Agreement and setting forth a brief description of the basis on which such Party is terminating this Agreement. Subject to the relevant periods and the receiving Party’s right to cure pursuant to Section 10.01, if applicable, any termination of this Agreement under Section 10.01 above will be effective immediately upon the delivery of notice of the terminating Party to the other Party. In the event of the termination of this Agreement as provided in Section 10.01, this Agreement shall be of no further force or effect, except (i) as set forth in Section 6.02(a), Section 6.07, this Section 10.02, and ARTICLE XII, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from any liabilities for any willful and intentional breach of this Agreement by such Party or willful or intentional failure by such Party to fulfill any condition set forth in this Agreement prior to such termination. For purposes of this Agreement, the failure to consummate the Closing pursuant to, and when required by, the terms of this Agreement shall constitute a willful and intentional breach hereunder, which shall give rise to a claim by Seller or Buyer to Losses, which may be calculated based on the loss of the benefit of the bargain to Seller or Buyer of this Agreement and which shall not be limited to reimbursements of expenses incurred in connection with this Agreement or the transactions contemplated hereby.

ARTICLE XI

INDEMNIFICATION

Section 11.01. Survival. None of the representations, warranties, covenants or agreements of Buyer, the Company and Seller in this Agreement, the Ancillary Documents or in any certificate or instrument delivered pursuant hereto shall survive the Closing for any purpose and no claims or other Action may be made after the Closing with respect to any such representations, warranties, covenants or agreements (other than as provided for in Section 11.02(d)); provided, that (a) the representations and warranties in Section 3.01 (Organization; Authority), Section 3.02 (Title to Shares), Section 3.04 (Brokers), Section 4.01 (Organization; Authority), Section 4.02 (Power; Qualification), Section 4.03 (Capitalization) and Section 4.22 (Brokers) (collectively, the “Fundamental Representations”) shall survive for a period of six (6) years after the Closing, (b) the covenants and agreements in this Agreement that by their terms apply or require performance in their entirety at or before the Closing shall survive until the occurrence of the Closing and shall thereupon terminate and no claims may be made with respect thereto following the Closing, and (c) the covenants or agreements in this Agreement, the Ancillary Documents or in any certificate or instrument delivered pursuant hereto that by their express terms contemplate performance after the Closing shall survive the Closing until fully performed or waived and otherwise in accordance with their terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period specified above shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 11.02. Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE XI, from and after Closing, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement that by its terms is to be performed by Seller after the Closing Date (including Seller’s covenants in Section 6.11 and Section 7.01 VII);

(b)    any inaccuracy in or breach by the Seller of the Fundamental Representations;

(c)    any Seller Transaction Expenses or Indebtedness of the Company outstanding as of the Closing to the extent not deducted from the Purchase Price in the determination of the Closing Date Payment pursuant to Section 2.03 as finally determined;

(d)    any (A) Taxes of the Company, Seller, or any Affiliate thereof with respect to any Pre-Closing Tax Period other than Transfer Taxes, (B) Taxes for which the Company becomes liable by reason of (1) being a member of an affiliated, combined, consolidated, or unitary group at any time prior to the Effective Time, including under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of foreign, state or local Tax Law) or (2) being a successor-in interest or transferee of any other Person, by Contract, or pursuant to any applicable Law, which Taxes relate to an event or transaction occurring prior to the Effective Time, or (C) Taxes attributable to any breach or inaccuracy in any representation or warranty made in Section 4.21; or (D) any Transfer Taxes for which Seller is responsible pursuant to Section 7.01(c); notwithstanding the foregoing, such Taxes shall not include any Taxes included in Closing Working Capital or otherwise taken into account in calculating the adjustments to Purchase Price described in Section 2.03 as finally determined; or

(e)    the Litigation Claim.

The Parties acknowledge and agree that the Litigation Claim shall be deemed to be a Third Party Claim under Section 11.05, and subject to the applicable provisions thereof, and that Seller, in accordance with Section 11.05(a), has agreed to and shall assume the defense of the Litigation Claim (and any Action arising out of the Litigation Claim) at its expense and by its own counsel.

Section 11.03. Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE XI, from and after Closing, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement; or

(b)    non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement that by its terms is to be performed by Buyer after the Closing Date.

Section 11.04. Certain Limitations.

(a)    Except as otherwise provided for herein, in no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special, or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(b)    Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(c)    [Reserved.]

(d)    Any Losses for which any Indemnified Party is entitled to indemnification under this ARTICLE XI shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty or covenant and/or the right to recover under more than one provision of this ARTICLE XI. No Person shall be entitled to indemnification under this Agreement for any Losses arising from a breach of any representation, warranty or covenant set forth herein (and the amount of any Losses incurred in respect of such breach shall not be included in the calculation of any limitations on indemnification set forth herein) to the extent that such Losses were for the particular matter were accounted for in calculating the Closing Cash, Company Indebtedness, Closing Working Capital or Seller Transaction Expenses.

Section 11.05. Indemnification Procedures. The Party making a claim under this ARTICLE XI is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this ARTICLE XI is referred to as the “Indemnifying Party”.

(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is materially prejudiced as a result of such failure. Such notice by the Indemnified Party shall describe the Third- Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim if (x) the Third-Party Claim seeks an injunction or other equitable relief against the Indemnified Party, (y) the assumption of defense of the Third-Party Claim by the Indemnifying Party is reasonably likely to cause a Buyer Indemnitee to lose coverage under the RWI Policy, or (z) a Buyer Indemnitee or the insurer is required to assume the defense of such Third-Party Claim pursuant to the RWI Policy. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 11.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of one counsel to the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 11.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the limitations in this Agreement) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of- pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)    Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 11.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 11.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than sixty (60) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is materially prejudiced as a result of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include, if practicable, copies of all material written evidence thereof in the possession of the Indemnified Party, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)    Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company shall be governed exclusively by ARTICLE VII hereof.

Section 11.06. Payments; RWI Policy.

(a)    Subject to Section 11.06(c) and Section 11.06(d), once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE XI, the Indemnifying Party shall satisfy its obligations within thirty (30) days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such thirty (30) day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to twelve percent (12%). Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.

(b)    The Buyer Indemnitees shall have an obligation to promptly and before resorting to the Seller, except for (i) any Losses for which a Buyer Indemnitee is entitled to indemnification pursuant to Section 11.02(a); or (ii) any Losses for which a Buyer Indemnitee is entitled to indemnification pursuant to Section 11.02(c), seek to recover or make a claim for insurance proceeds (including under the RWI Policy) as a result of any matter giving rise to an indemnification claim of the Indemnified Parties against the Indemnifying Party, to the extent available therefor.

(c)    With respect to any Losses for which a Buyer Indemnitee is entitled to indemnification pursuant to Section 11.02(b), the Buyer Indemnitees shall be entitled to recover such Losses solely as follows: (i) first, from insurance proceeds available under the RWI Policy; and (ii) second, to the extent the coverage limit under the RWI Policy has been reached, directly from Seller in an amount not to exceed the amount of Purchase Price received by Seller.

(d)    With respect to any Losses for which a Buyer Indemnitee is entitled to indemnification pursuant to Section 11.02(d), the Buyer Indemnitees shall be entitled to recover such Losses solely as follows: (i) first, from insurance proceeds available under the RWI Policy; and (ii) second, directly from Seller in an amount not to exceed the amount of Purchase Price received by Seller.

(e)    With respect to any Losses for which a Buyer Indemnitee is entitled to indemnification pursuant to Section 11.02(a), Section 11.02(c) and Section 11.02(e), the Buyer Indemnitees shall be entitled to recover such Losses directly from Seller in an amount not to exceed the amount of Purchase Price received by Seller.

(f)    If Buyer or any of its Affiliates obtains a RWI Policy, Buyer will ensure that such RWI Policy shall at all times provide that, except solely in the case of Fraud, the insurer (or insurers, if applicable) may not seek to or enforce, and to the fullest extent waives, any subrogation rights, rights of contribution or any right of assignment it might have against Seller, its Affiliates, and their respective past, present or future direct or indirect parent, equityholder, member, director, officer, partner or employee (or the functional equivalent of any such position) (the “Seller Parties”), and that such RWI Policy shall not be amended in any manner adverse to any of the foregoing without the prior written consent of Seller. This Section 11.06(f) is intended to be for the benefit of, and enforceable by the Seller Parties, and the RWI Policy shall at all times provide that the Seller Parties are third party beneficiaries of the waiver and non-amendment provisions of the RWI Policy referred to above. Additionally, and without limiting the generality of the foregoing, the Parties acknowledge and agree that any rights of any issuer of the RWI Policy, including any rights of subrogation, do not affect, expand, or increase any liability or obligation of Seller in connection with the transactions contemplated by this Agreement.

Section 11.07. Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 11.08. Exclusive Remedies. Subject to and except for Section 2.03, Section 6.11, and Section 12.13, the Parties acknowledge and agree that, from and after Closing, their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to, arising out of, or in connection with this Agreement or the transactions contemplated thereby, shall be pursuant to the indemnification provisions set forth in this ARTICLE XI. In furtherance of the foregoing, except with respect to Section 2.03, Section 6.11, and Section 12.13, each Party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE XI. Nothing in this Section 11.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 12.13 or to seek any remedy on account of any Party’s Fraud.

ARTICLE XII

MISCELLANEOUS

Section 12.01. Expenses. Except as otherwise provided in this Agreement, (a) all fees, costs and expenses of Buyer (or, after the Closing, the Company) incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by Buyer whether or not the Closing is consummated and (b) all fees, costs and expenses of the Company (before the Closing) and Seller incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, legal counsel and other advisors, shall be paid by the Company or Seller (as applicable) whether or not the Closing is consummated (subject to the inclusion of any such amounts in Seller Transaction Expenses); provided that, notwithstanding the foregoing, (i) Buyer shall be responsible for (A) any external costs and expenses incurred by Seller to assist Buyer in the preparation of any necessary historical audited financial statements of the Company or pro forma financial statements reflecting the transactions contemplated by this Agreement for filing with the Securities and Exchange Commission or any other use by Buyer, (B) the total premium, underwriting costs, brokerage commission, legal fees, surplus lines and Taxes related to the RWI Policy and other fees and expenses of such policy, other than Seller’s portion of the RWI Policy premium costs in the amount of $80,000, (C) its portion of Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby and (ii) any fees of the Independent Accountant shall be borne by the Parties as provided in Section 2.03(d).

Section 12.02. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e- mail of a PDF document (without a “bounce back” message in the case of e-mail) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the second day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.02):

If to Seller:	Greatbatch Ltd.
c/o Integer Holdings Corporation
5830 Granite Pkwy, Suite 1150
Plano, TX 75024
Attention: General Counsel
E-mail: mac.marshall@integer.net

with a copy (which shall not constitute notice) to:

Hodgson Russ LLP

140 Pearl Street, Suite 100 Buffalo, New York 14202

Attn: John J. Zak (JZak@hodgsonruss.com); and Craig M. Fischer (CFischer@hodgsonruss.com)

If to Buyer:	Ultralife Corporation
2000 Technology Parkway
Newark, New York 14513
Attn: Philip Fain, Chief Financial Officer and
Paul D. Underberg, General Counsel
Email: paul.underberg@ulbi.com and
pfain@ulbi.com

with a copy (which shall not constitute notice) to:

Lippes Mathias LLP

50 Fountain Plaza, Suite 1700 Buffalo, New York 14202

Attn: Brian J. Bocketti (bbocketti@lippes.com) and Thomas B. Hughes (thughes@lippes.com)

Section 12.03. Interpretation. For purposes of this Agreement, the following rules of interpretation apply:

(a)    Descriptive Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

(b)    Calculation of Time Period. Except as otherwise provided herein, when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If any period is to be measured in Business Days and the last day of such period is not a Business Day, the period in question ends on the next succeeding Business Day.

(c)    Currency. Any reference in this Agreement to $ or amounts of money expressed in dollars means U.S. dollars.

(d)    Section and Similar References. Unless the context otherwise requires, all references in this Agreement to any “Annex,” “Section,” “Schedule” or “Exhibit” are to the corresponding Annex, Section, Schedule or Exhibit of this Agreement.

(e)    Mutual Drafting. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and have been represented by their own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to their legal rights from such counsel. In the event any ambiguity or question of intent or interpretation arises, this Agreement is to be construed as jointly drafted by the Parties hereto and no presumption or burden of proof is to arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

(f)    Signature Pages. The exchange of signature pages to this Agreement (in counterparts or otherwise) by facsimile transmission, .pdf scan or other electronic transmission shall be sufficient to bind the Parties to this Agreement.

(g)    Other Definitional and Interpretive Matters. Unless otherwise expressly provided herein, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)    Exhibits. The Exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any capitalized terms used in any Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(ii)    Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(iii)    License. The word “license” (regardless of the tense when used as a verb or single or plural form when used as a noun) shall include the term “sublicense” (and its corresponding forms) and vice versa.

(iv)    Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not merely to a particular term or provision of this Agreement or subdivision in which such words appear unless the context otherwise requires.

(v)    Agreement. Any reference to any agreement, document or instrument (including this Agreement and any Ancillary Documents) means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof.

(vi)    Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(vii)    Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (A) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (B) such item is otherwise specifically set forth on the balance sheet or financial statements, or (C) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(viii)    Threatened. The word “threatened” or any variation thereof, unless otherwise described in the context in which it appears, means “threatened in writing”.

(ix)    Made Available. References to documents being “made available” or “delivered” will mean that any such document was (i) delivered to Buyer or (ii) posted as of 6:00 p.m. New York, New York time on the date prior to the date of this Agreement in the online data room maintained by the Company or Seller with respect to the transactions contemplated hereby.

Section 12.04. Disclosure Schedule. The Disclosure Schedule is incorporated by reference herein and is deemed to constitute an integral part of this Agreement. The Disclosure Schedule and information set forth in the Disclosure Schedule refers to the section or paragraph of this Agreement to which such Disclosure Schedule and information is responsive, and each section of the Disclosure Schedule and information shall be deemed to have been disclosed with respect to all other sections and paragraphs of this Agreement to the extent it is reasonably apparent from reading such Disclosure Schedule that such disclosure is applicable to other sections or paragraphs. All capitalized terms used in the Disclosure Schedule and not otherwise defined therein shall have the same meanings as are ascribed to such terms in this Agreement. The Disclosure Schedule shall not vary, change or alter the literal meaning of the representations and warranties contained in this Agreement, other than creating exceptions or qualifications thereto or listing information contemplated thereby, which are in each instance responsive to the language of the warranties and representations contained in this Agreement. Seller or the Company may, at their option, include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. The headings contained in the Disclosure Schedule are included for convenience only, and are not intended to limit the effect of the disclosures contained in the Disclosure Schedule. In disclosing the information in the Disclosure Schedule, neither the Company nor Seller expressly waive any attorney-client privilege associated with such information or any protection afforded by the work- product doctrine with respect to any of the matters disclosed or discussed therein.

Section 12.05. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon any determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 12.06. Entire Agreement. This Agreement, including the Disclosure Schedule, Schedules and Exhibits and the other agreements referred to herein (including the Ancillary Documents), is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the Parties hereto, have been expressed herein or in such Disclosure Schedule, Schedules, Exhibits or such other agreements and this Agreement, including such Disclosure Schedule, Schedules, Exhibits and such other agreements, supersedes any prior understandings, negotiations, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or thereof. The Parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the sale and purchase of the Company exclusively in contract pursuant to the express terms and provisions of this Agreement; and the Parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated Parties derived from arm’s-length negotiations; all Parties to this Agreement specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. Neither this Agreement nor any of the terms or provisions hereof are binding upon or enforceable against any Party hereto unless and until the same is executed and delivered by all of the Parties hereto.

Section 12.07. Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the Parties hereto shall bind and inure to the benefit of the successors, heirs and permitted assigns of such Party, whether or not so expressed. None of the Parties may assign, transfer or delegate any of their respective rights or obligations under this Agreement, by operation of law or otherwise, without the consent in writing of Seller and Buyer. Any purported assignment or delegation of rights or obligations in violation of this Section 12.07 is void and of no force or effect.

Section 12.08. No Third-Party Beneficiaries. Except as provided in Section 6.10, Section 12.10 and Section 12.11, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.09. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No course of dealing and no failure or delay on the part of any Party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such Party’s rights, powers and remedies. The failure of any of the Parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the Parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 12.10. Release.

(a)    Effective as of the Effective Time, the Company hereby irrevocably and unconditionally releases and forever discharges Seller and all current or former officers, directors, employees and managers of Seller or the Company (collectively, the “Seller Released Parties”) of and from any and all Actions, causes of Action, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever, whether in law, common law, or in equity, and whether based on or alleged to be associated with a claim founded in negligence or strict liability, which the Company may have against each or any of the Seller Released Parties, now or in the future, in each case, arising out of or in connection with any facts or circumstances relating to the Company which existed on or prior to the Closing Date. It is expressly agreed that the Seller Released Parties to whom this Section 12.10(a) applies will be third-party beneficiaries of this Section 12.10(a) and will be entitled to enforce the covenants contained herein.

(b)    Effective as of the Effective Time, Seller hereby irrevocably and unconditionally releases and forever discharges the Company of and from any and all Actions, causes of Action, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever, whether in law, common law, or in equity, and whether based on or alleged to be associated with a claim founded in negligence or strict liability, which Seller may have against the Company, now or in the future, in each case, arising out of or in connection with any facts or circumstances relating to Seller which existed on or prior to the Closing Date. Notwithstanding the foregoing, nothing contained in this Section 12.10(b) will operate to waive or release any and all Actions, causes of Action, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever, whether in law, common law, or in equity, and whether based on or alleged to be associated with a claim founded in negligence or strict liability (a) that Seller has under this Agreement, any Exhibit or Schedule hereto, or any agreements, certificates or other documents entered into in accordance with, pursuant to, or otherwise in connection with this Agreement or the transactions contemplated hereby, including any Ancillary Documents, (b) relating to Fraud, (c) that Seller now has, has ever had or may hereafter have against the Company on account of or by reason of any matter, cause or thing whatsoever to the extent arising at or after the Closing or not directly relating to the Business; or (d) that may be brought pursuant to Section 6.10.

Section 12.11. Provision Respecting Legal Representation. Each of the Parties to this Agreement hereby agrees, including on behalf of its Affiliates, that Hodgson Russ LLP is serving as counsel to Seller and the Company, in connection with the negotiation, preparation, execution and delivery of this Agreement prior to Closing and the consummation of the transactions contemplated hereby, and that, following Closing and consummation of the transactions contemplated hereby, Hodgson Russ LLP (or any successor) may serve as counsel to Seller or any Affiliate of Seller (which will no longer include the Company), in connection with any Action, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement, and each of the Parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. In addition, all pre-Closing communications involving attorney-client confidences with or among Seller and the Company on one hand, and Hodgson Russ LLP on the other hand, that pertain to the negotiation, documentation and consummation of the transactions contemplated hereby (“Privileged Communications”) shall be deemed to be attorney-client confidences that belongs solely to Seller (and not the Company). Accordingly, the Company shall not have access to any Privileged Communications after the Closing shall have occurred. The Parties hereto acknowledge and agree that Privileged Communications do not include communications between the Company, on the one hand, and Hodgson Russ LLP, on the other hand, relating to general business matters of the Company so long as such general business matters were not prepared specifically for, or otherwise relate to, transactions contemplated by this Agreement. Without limiting the generality of the foregoing, upon and after the Closing, (a) Seller (and not the Company) shall be the sole holder of the attorney-client privilege with respect to such engagement, and the Company shall not be a holder thereof, (b) to the extent that files of Hodgson Russ LLP that constitute Privileged Communications, only Seller (and not the Company) shall hold such property rights thereto, and (c)    Hodgson Russ LLP shall have no duty whatsoever to reveal or disclose any such Privileged Communications to the Company by reason of any attorney-client relationship between Hodgson Russ LLP and the Company. Notwithstanding the foregoing, in the event that after Closing a dispute arises between Buyer or its Affiliates (including the Company), on the one hand, and a third party other than Seller or its Affiliates, on the other hand, Buyer and its Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Buyer nor any of its Affiliates (including the Company) may waive such privilege without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Buyer or any of its Affiliates (including the Company) is legally required by Governmental Order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the opinion of Buyer’s counsel, then Buyer shall immediately (and, in any event, within ten (10) Business Days) notify Seller in writing so that Seller can seek a protective order. In addition, each of the Parties to this Agreement waives, and agrees to cause the Company to waive, any conflict that may arise in connection with (y) Hodgson Russ LLP’s representing Seller after the Closing and (z) any fact known to Hodgson Russ LLP in connection with any such representation, including any Privileged Communications, which waiver shall apply in all cases, including in connection with any Action in any way related to a dispute with Buyer or the Company following the Closing, and the disclosure of any such fact, as Seller deems appropriate, in connection with any process undertaken for the resolution of such dispute. This Section 12.11 is for the benefit of Seller and Hodgson Russ LLP, and Hodgson Russ LLP is an intended third-party beneficiary of this Section 12.11. This Section 12.11 will be irrevocable, and no term of this Section 12.11 may be amended, waived or modified, without the prior written consent of Buyer, Seller and Hodgson Russ LLP.

Section 12.12. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, MAY ONLY BE INSTITUTED IN THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF NEW YORK OR STATE COURTS OF THE STATE OF NEW YORK LOCATED IN ERIE COUNTY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 12.12(c).

Section 12.13. Specific Performance.

(a)    The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate the transactions contemplated by this Agreement. It is accordingly agreed that (i) the Parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 12.12 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither Seller nor Buyer would have entered into this Agreement.

(b)    The Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 12.14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth above.

GREATBATCH LTD.

By:    /s/ Andrew Senn

Name: Andrew Senn

Title: Senior Vice President, Strategy and

Corporate Development

ULTRALIFE CORPORATION

By:      /s/ Michael Manna

Name: Michael Manna

Title: President and Chief Executive Officer

Signature Page to Stock Purchase Agreement